Exhibit 10.1

LIMITED PARTNERSHIP AGREEMENT

OF

PECO-ARC INSTITUTIONAL JOINT VENTURE I, L.P.

i

(continued)

ii

(continued)

EXHIBITS

Schedule A – Partner Names, Capital Commitments and Percentage Interests

Exhibit A – Investment Summary

Exhibit B – Property Entities Contributed by PECO-ARC

Exhibit C – REIT Guidelines

Exhibit D – Form of Contribution Agreement

Exhibit E – Tax Undertakings

iii

LIMITED PARTNERSHIP AGREEMENT

OF

PECO-ARC Institutional Joint Venture I, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of PECO-ARC Institutional Joint Venture I, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of September 20, 2011, by and between PAI GP LLC, a Delaware limited liability company (“PECO-ARC”), each “CBREI Investor” signatory hereto, and Phillips Edison NTR LLC, a Delaware limited liability company (the “Sub-Advisor”).

R E C I T A L S:

A. The parties desire to form the Partnership as a limited partnership under the Act.

B. The parties desire to enter into this Agreement to set forth the terms and provisions governing the ownership and operation of the Partnership.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

Accountants. The firm of independent certified public accountants selected from time to time by the General Partner, subject to Section 7.3, to act as accountants for the Partnership.

Acquisition Cost. For each Property listed on Exhibit B, the out-of-pocket cost paid by PECO-ARC or an Affiliate thereof to third parties in acquiring the Property. Acquisition Cost shall not include any fees paid to Affiliates of PECO-ARC.

Additional Contribution Amount. The Capital Contributions required to be contributed by each Partner to the Partnership from time to time hereafter pursuant to Section 4.1.

Act. The Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

Adjusted Balance. The Capital Account balance of a Partner, increased by any Minimum Gain or Partner Nonrecourse Debt Minimum Gain allocable to such Partner under Regulations Section 1.704-2.

Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in the Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting thereto (A) that portion of any deficit Capital Account balance that the Partner is required to restore under the terms of this Agreement, (B) the amount of the Partner’s shares of Minimum Gain and Partner Nonrecourse Debt Minimum Gain, and (C) the amount of Partnership liabilities allocated to such Partner under Section 752 of the Code with respect to which the Partner bears the economic risk of loss (as defined in Regulations Section 1.752-2(a)), to the extent such liabilities do not constitute Partner Nonrecourse Debt under Regulations Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Advisor. American Realty Capital II Advisors, LLC, and any successors thereto as the Advisor under the Advisory Agreement.

Advisory Agreement. The Advisory Agreement dated as of the date of this Agreement, between the Partnership and the Advisor, as amended from time to time.

Affiliate. Any Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with a Partner; any Person that is an officer, director, partner, member, principal, manager or trustee of or serves in a similar capacity with respect to a Partner; or any Entity in which a Partner, directly or indirectly through one or more intermediaries, is a partner, principal, shareholder, member, beneficiary or otherwise an owner. For all purposes of this Agreement, the term “control” and variations thereof shall mean possession of the authority to direct or cause the direction of the management and policies of the applicable Entity, through the direct or indirect ownership of equity interests therein, by contract or otherwise.

Appraiser. A firm that (i) is nationally recognized as knowledgeable and experienced and has been actively engaged in the acquisition, disposition, and financing of real property comparable to the Properties, or in providing investment advisory, asset management or valuation services in connection with the acquisition, disposition, operation and financing of real property comparable to the Properties, for a period of no less than the immediately preceding five (5) years, and (ii) is not an Affiliate of any Partner.

Bankruptcy. With respect to any Person, the occurrence of any of the following events: (i) the Person filing a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Code, as now constituted or hereafter amended (“Bankruptcy Code”), (ii) the Person making a general assignment for the benefit of its creditors, (iii) the Person admitting in writing its inability to pay its debts as they mature, (iv) the Person filing an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of the Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver, or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the Person filing a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law or statute, or an answer admitting the material allegations of a petition filed against such Person in any proceeding under any such law or statute, (vi) an involuntary case is commenced against the Person by the filing of a petition under any chapter of the Bankruptcy Code and within 60 days after the case is filed either the petition is not dismissed or an order for relief is entered therein; (vii) an order, judgment, or decree is entered appointing a receiver or a permanent or interim trustee of the Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver, or agent to take charge of the property of the Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of the Person, and the order, judgment or decree is not dismissed within 60 days after the order, judgment or decree is entered; or (viii) an order, judgment, or decree is entered, without the approval or consent of the Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of the Person under any such law or statute, and the order, judgment or decree shall not be dismissed within 60 days after the order, judgment or decree is entered.

Beneficial Ownership. The ownership of Interests by a Person, whether the Interest are held directly or indirectly (including by a nominee), including Interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Bona Fide Offer. As defined in Section 9.4.

Business Day. Any day other than a Saturday, Sunday or any other day on which banks in New York are required or permitted to be closed.

Buy/Sell Notice. As defined in Section 9.7.2.

Capital Account. The capital account established and maintained for each Partner under Section 4.6.

Capital Commitment. For each Partner, the amount shown opposite such Partner’s name on Schedule A.

Capital Contribution. For each Partner, the aggregate amount of cash and the Gross Asset Value of any property contributed or deemed contributed by that Partner to the capital of the Partnership under Article 4.

CBREI. CB Richard Ellis Investors and its Global Multi-Manager business unit, and their respective successors and assigns.

CBREI Investor. Each party hereto signing under the heading “CBREI Investors” on the signature pages hereto, and each Person who may be admitted as an additional or substituted limited partner under the terms of this Agreement, provided that at the time of such admission CBREI manages the investment of such Person in the Partnership on a discretionary basis.

Certificate. The Certificate of Limited Partnership of the Partnership, as amended from time to time.

Code. The Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent, superseding federal revenue laws.

Constructive Ownership. The ownership of Interests by a Person, whether the Interests are held directly or indirectly (including by a nominee), including Interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Contribution Agreement. An agreement between the Partnership and PECO-ARC in the form attached to this Agreement as Exhibit D, governing the assignment by PECO-ARC to the Partnership of all of the membership interests in a Property Entity as a contribution to the capital of the Partnership.

Contribution Option. As defined in Section 4.2(a).

Deadlock. As defined in Section 9.7.1.

Deadlock Notice. As defined in Section 9.7.1.

Depreciation. With regard to any Partnership asset for any Fiscal Year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of the asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

Distribution. Any cash or other property distributed by the Partnership to a Partner arising from its Interest in the Partnership, excluding payments to a Partner (i) in reimbursement of Partnership expenses, or (ii) in payment of the principal of or interest on any loans made by such Partner to the Partnership.

Entity. Any general partnership, limited partnership, joint venture, trust, business trust, limited liability company or other association or other form of business or legal entity.

ERISA. The Employee Retirement Income and Security Act of 1974, as amended from time to time.

Exercise Period. As defined in Section 9.7.2.

Executive Committee. As defined in Section 7.2.

Failing Partner. As defined in Section 4.2.

Fair Market Value. As defined in Section 9.16.1.

Fiscal Year. Each calendar year, provided that the first Fiscal Year shall be the period from the date of this Agreement to the immediately following December 31, and the last Fiscal Year shall be the portion of the calendar year ending on the date the Partnership is terminated (or such other period required by the Code or Regulations).

Funding Notice. As defined in Section 4.1.1.

General Partner. PECO-ARC, or any Person substituted for or who succeeds PECO-ARC as the General Partner of the Partnership under the terms of this Agreement.

Go-Along Notice. As defined in Section 9.5.

Gross Asset Value. With respect to any Partnership asset, the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership will be the fair market value of the asset on the date of the contribution as agreed to by the contributing Partner and the General Partner as set forth on Exhibit B or, if not set forth on Exhibit B, as determined by the Executive Committee. The General Partner represents that the Gross Asset Value of each Property listed on Exhibit B is that Property’s Acquisition Cost.

(b) The Gross Asset Values of all assets will be adjusted to equal the respective fair market values (taking into account Code Section 7701(g)) of the assets, as reasonably determined by the General Partner, as of (1) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution, (2) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, (3) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and (4) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership.

(c) The Gross Asset Value of any asset distributed to any Partner will be the gross fair market value (taking Code Section 7701(g) into account) of the asset on the date of distribution as reasonably determined by the General Partner.

(d) The Gross Asset Values of assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the General Partner determines that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under paragraph (a), (b) or (d) above, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Hurdle Rate. The percentage equal to:

[(1.05)x(1+inflation rate)]-1

where the “inflation rate” means:

(((CPIn/CPIo)^(1/n))^4)-1

where:

•	“CPIn” means CPI applicable for the date as of which the Hurdle Rate is calculated.

•	“CPIo” means CPI applicable for the quarter when the CBREI Investors first make a Capital Contribution to the Partnership.

•	“CPI” means the Consumer Price Index – United States – All Urban Consumers – All Items Less Food and Energy (non-seasonally adjusted)(1982=100) published by the U.S. Bureau of Labor Statistics.

•	“n” means the number of quarters since acquisition.

Indemnitor. As defined in Section 12.4.

Initiating Party. As defined in Section 9.7.2.

Initiation Period. As defined in Section 9.7.1.

Interest. The interest of each Partner in the Partnership attributable to its status as a Partner of the Partnership, including the right of such Partner to any and all Distributions and other benefits (including management and voting rights) to which such Partner may be entitled as provided in this Agreement and under applicable law, subject to all liabilities and obligations of such Partner as provided in this Agreement and under applicable law.

Investment Strategy. The parameters for the acquisition and financing of the Properties by the Partnership set forth on Exhibit A.

IPO. With respect to PECO-ARC or PECO-ARC REIT, the first issuance or listing of shares of equity interests that are registered on a national securities exchange.

IRR. The “internal rate of return” calculated by applying the following formula, which is used in the XIRR Excel function:

N	Pi
0 = S		(di – d1)
i=1		365
	(1 + rate)

where:

di = the ith, or last, payment date.

dl = the 0th payment date.

Pi = the ith, or last, payment.

The following is an example of the calculation of an IRR.

	A	B

1	Values	Dates
2	-10,000	January 1, 2008
3	2,750	March 1, 2008
4	4,250	October 30, 2008
5	3,250	February 15, 2009
6	2,750	April 1, 2009

	Formula	Description (Result)

	=XIRR(A2:A6,B2:B6, 0.1)	The internal rate of return (0.373362535 or 37.34%)

Issuer. The issuer of securities in an IPO.

Key Persons. Initially, Jeff Edison and either Mark Addy or John Bessey. The identity of the Key Persons may be modified by the Executive Committee as a Major Decision.

Limited Partners. The CBREI Investors and the Sub-Advisor, and each Person who maybe admitted as an additional or substituted limited partner under the terms of this Agreement.

Liquidating Partner. As defined in Section 11.2.

Lock-Out Period. The period beginning with the date of this Agreement and ending upon the earlier of (i) August 31, 2013, or (ii) the first date on which PECO-ARC REIT has raised aggregate equity of $1.5 billion or more.

Major Decisions. As defined in Section 7.2.

Majority in Interest. Those Partners owning more than fifty percent (50%) of the Percentage Interests owned by all of the Partners (or owned by such portion of the Partners as may be specified).

Management Agreement. The Master Property Management, Leasing and Construction Management Agreement dated as of the date of the Agreement, between the Partnership and the Property Manager, as amended from time to time.

Minimum Gain. As defined in Section 1.704-2(d) of the Regulations. A Partner’s share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Regulation Section 1.704-2(g).

Net Cash Flow. With respect to any period, the gross cash receipts of the Partnership during such period from all sources (including Capital Contributions, loan proceeds and proceeds from the sale or disposition of all or any portion of the Property) plus reductions in funded Reserves made during such period, less all cash expenditures by the Partnership during such period, including: (i) cash operating expenses of the Partnership, including fees to Affiliates of any Partner, paid during such period, (ii) interest, principal and any other amounts paid during such period with respect to indebtedness of the Partnership, (iii) expenditures by the Partnership for capital improvements and other items paid by the Partnership during such period, and (iv) additions to Reserves made by the Partnership during such period.

Non-Failing Partner. As defined in Section 4.2.

Nonrecourse Deductions. As defined in Section 1.704-2(b)(1) of the Regulations.

Nonrecourse Liability. As defined in Section 1.704-2(b)(3) of the Regulations.

Non-Failing Partner. As defined in Section 4.2.

Notices. As defined in Section 13.2.

Offer Notice. As defined in Section 9.3.2.

Other Party. As defined in Section 9.7.2.

Partner Loan. As defined in Section 4.2(b).

Partner Nonrecourse Debt. As defined in Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Debt Minimum Gain. With respect to each Partner Nonrecourse Debt, an amount equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Deductions. As defined in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

Partners. The General Partner and the Limited Partners.

PECO-ARC OP. Phillips Edison-ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership.

PECO-ARC REIT. Phillips Edison-ARC Shopping Center REIT Inc.

PELP. Phillips Edison Limited Partnership.

Percentage Interest. Subject to adjustment as provided in Section 4.2, the percentage set forth opposite such Partner’s name on Schedule A.

Person or Persons. Individuals, Entities, governmental agencies or administrative tribunals.

Prime Rate. For each calendar month, the highest prime rate reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of that month, as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first calendar day of such month. If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by JPMorgan Chase & Co., New York, New York (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

Profits or Losses. For each Fiscal Year or other period, an amount equal to the taxable income or loss of the Partnership for the Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a) Any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(b) Any expenditures described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(c) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(d) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(e) Any items that are specially allocated under Section 6.3 shall not affect calculations of Profits or Losses; and

(f) If the Gross Asset Value of any Partnership asset is adjusted under paragraph (b), (c) or (d) of the definition thereof, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

Property or Properties. The real property and interests in real property from time to time owned by the Partnership, either directly or through the Subsidiary REIT and the Property Entities, including the Properties identified on Exhibit B (after the membership interests in the Property Entities owning those Properties have been assigned to the Partnership), together with all furnishings, equipment and other personal property from time to time owned by the Partnership, either directly or through the Subsidiary REIT and the Property Entities, in connection with the ownership and operation of the Property.

Property Entities. The entities from time to time directly or indirectly owned by the Subsidiary REIT that directly or indirectly own one or more of the Properties, including the Property Entities named on Exhibit B after the membership interests in those Property Entities have been assigned to the Partnership.

Property Manager. Phillips Edison & Company Ltd., as the manager of the Property under the Management Agreement, any assignee of its rights under the Management Agreement as permitted by the Management Agreement, or any replacement manager of the Property pursuant to any subsequent agreement governing the management of all or any portion of the Property.

Purchase Notice. As defined in Section 9.3.2.

Qualified Property Manager. An institution that, together with its Affiliates, has ownership interests in and manages shopping centers that include retail groceries and that have in the aggregate not less than 5,000,000 square feet of rentable space.

Recapture Gain. As defined in Section 6.4.2.

Regulations. The regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

REIT. A real estate investment trust within the meaning of Code Section 856.

Reply Notice. As defined in Section 9.7.2.

Reserves. The amounts of reserved cash reasonably determined from time to time by the General Partner to be necessary or advisable for (i) payment of debt service coming due within a reasonable future time with respect to indebtedness of the Partnership; (ii) management, operation, improvement, maintenance, replacement or preservation of the Property; (iii) payment of taxes, insurance premiums and other reasonably anticipated costs and expenses of the Partnership; and (iv) increases in working capital and other contingencies. The Partners agree that not less than $250,000 of the Capital Contributions under Section 4.1 shall be used to fund a Reserve for the purposes described above.

Secured Lender. Any owner or holder of a mortgage or other secured claim or lien against all or any portion of the Property.

Section 83 Notice. As defined in Section 10.6.

Subsidiary REIT. PECO-ARC Institutional REIT LLC, a Delaware limited liability company.

Subsidiary REIT Common Stock. The common membership interests in the Subsidiary REIT.

Tag-Along Notice. As defined in Section 9.4.

Tangible Property Value. As defined in Section 9.7.2.

Terminated Partner. As defined in Section 9.6.1.

Terminating Event. Any of the following events or actions with respect to a specified Person: (i) a failure by a Partner to contribute its entire Additional Contribution Amount required under Section 4.1 if such Partner fails to remedy such failure within five days after the delivery of written notice of the failure; (ii) a Bankruptcy; (iii) the dissolution of such Person, other than a dissolution of such Person (in the case of a Partner) pursuant to which the entire Interest of the Partner is transferred to one or more persons to which the Partner could have transferred such Interest without the consent of any other Partner; or (iv) in the case of the General Partner, the withdrawal or removal of the General Partner under Section 7.10.

Transaction Documents. As defined in Section 12.1.2.

Transfer. As a noun, the transfer, sale, assignment, conveyance, gift, mortgage, pledge, hypothecation, charge or other encumbrance of a Partner’s Interest (or, as the context may require, a direct or indirect interest in any Partner), in whole or in part, whether voluntarily or by operation of law, or the entry by a Partner into any agreement or contract to do so (that is not conditioned on any approval or other conditions required hereunder), or the consent by or permission of a Partner to any of the foregoing with respect to such Partner’s Interest (or a direct or indirect interest in such Partner), or the sufferance by a Partner of any third person to do any of the foregoing; and as a verb, to take any of the preceding actions.

Transfer Affiliate. With respect to each Partner, any Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with, such Partner; or any Entity in which such Partner has a direct, or indirect through one or more intermediaries, controlling interest as a partner, member, manager, principal, shareholder, beneficiary or otherwise as an owner. In addition, any Person who has retained CBREI as its discretionary investment advisor with respect to the Partnership shall be a Transfer Affiliate of each CBREI Investor.

Unfunded Amount. As defined in Section 4.2.

1.2 Interpretation. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term “control” and variations thereof shall mean possession of the authority to direct or cause the direction of the management and policies of the specified Entity, through the direct or indirect ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” As used in this Agreement, the terms “herein,” “hereof” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, in this Agreement. Any references in this Agreement to a “Schedule” or an “Exhibit” shall, unless otherwise specified, refer to a Schedule or an Exhibit, as applicable, attached to this Agreement. Each such Schedule or Exhibit shall be deemed incorporated in this Agreement in full.

ARTICLE 2

FORMATION; NAME; PRINCIPAL PLACE OF BUSINESS

2.1 Formation. The parties hereto agree to form a limited partnership under the Act. The rights and obligations of the Partners shall be as provided in the Act except as otherwise expressly provided in this Agreement. The Partners agree to execute such certificates or documents and to do such filings and recordings and all other acts, including the filing or recording of the Certificate and any assumed name filings in the appropriate offices in the State of Delaware and any other applicable jurisdictions as may be required to comply with applicable law.

2.2 Name. The name of the Partnership shall be “PECO-ARC Institutional Joint Venture I, L.P.” The business of the Partnership shall be conducted solely under such name or such other fictitious business names as may be designated by the General Partner.

2.3 Principal Place of Business, Registered Office and Registered Agent. The principal place of business of the Partnership shall be located at 11501 Northlake Drive, Cincinnati, Ohio 45249. The registered agent and the registered office of the Partnership shall be CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801. The General Partner may from time to time designate another registered agent or another location for the registered office or principal place of business of the Partnership upon notice to the Limited Partners.

ARTICLE 3

PURPOSE; TERM

3.1 Purpose and Scope of Partnership Business. Subject to the terms and conditions contained in this Agreement, the purpose and scope of business of the Partnership, through the Subsidiary REIT and the Property Entities, shall be to acquire, own, operate, maintain, manage, develop and improve the Property; to lease, finance and mortgage the Property or portions thereof; to ultimately dispose of the Property; to make interim investments of Partnership funds; and to take all necessary or advisable actions in connection with the foregoing to carry out such purposes, and otherwise to enter into, perform and participate in such activities as the Partners deem prudent or reasonable in connection with the foregoing activities. Unless otherwise approved by the Partners, all activities of the Partnership shall be conducted in accordance with the Investment Strategy. The Partnership shall enter into such other agreements, do all such things as shall be desirable or necessary in connection with, and undertake any and all business or activity in order to carry out the purposes of the Partnership, as determined from time to time in accordance with the applicable provisions of this Agreement. Except as specifically provided herein, this Agreement shall not constitute any Partner the agent of any other Partner.

3.2 Ownership and Title to Partnership Property. A Partner’s Interest shall be personal property for all purposes. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity and no Partner individually shall have any ownership of such Partnership property.

3.3 Term. The term of the Partnership shall commence upon the filing of the Certificate and shall continue perpetually until terminated, dissolved or liquidated pursuant to the provisions of this Agreement. No Partner shall have the right to dissolve, terminate or liquidate the Partnership, except as provided in this Agreement.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1 Capital Commitments.

4.1.1 Funding Notices. If at any time or times on or before the expiration of 18 months after the date of this Agreement, the General Partner determines in good faith that the Partnership requires funds (in addition to any prior Capital Contributions under this Section 4.1, the revenues of the Partnership, any debt financing of the Partnership consistent with the Investment Strategy, and any Reserves (but only for the purpose for which the applicable Reserve is maintained)) for the purpose of (i) investigating the acquisition of additional real property or interests therein, (ii) the acquisition of additional real property or interests therein in accordance with the Investment Strategy, or (iii) funding the operating costs of the Partnership, the Subsidiary REIT, the Property Entities and the Properties, then the General Partner shall have the right to deliver to each Partner written notice (a “Funding Notice”) stating the aggregate amount of funds then to be contributed to the Partnership (which, in the case of Capital Contributions under Section 4.1.2, shall be the amount described in Section 4.1.2(a), and in the case of Capital Contributions under Section 4.1.3, shall be the amount then required by the Partnership) and the anticipated uses of the funds. Each Partner shall furnish its Additional Contribution Amount to the Partnership within 10 Business Days following the date of delivery of the applicable Funding Notice.

4.1.2 Contribution of Property Entities.

(a) Until PECO-ARC has contributed all of the membership interests in each of the Property Entities described on Exhibit B, each of the CBREI Investors in proportion to their respective Percentage Interests shall contribute to the capital of the Partnership immediately available funds in the amount of the product of (i) the applicable CBREI Investor’s Percentage Interest, multiplied by (ii) the excess of (A) the Gross Asset Value of all of the assets of the Property Entity or Property Entities then being contributed under Section 4.1.2(b) over (B) the amount of all liabilities of those Property Entities on the date of contribution, which shall be each CBREI Investor’s “Additional Contribution Amount.”

(b) On the Business Day immediately preceding each contribution by the CBREI Investors under Section 4.1.2(a), PECO-ARC will assign to the Partnership (or directly to the Subsidiary REIT) all of the membership interests in one or more of the Property Entities listed on Exhibit B, as a contribution to the capital of the Partnership. The amount of the Capital Contribution credited to PECO-ARC (as described below) as a result of the assignment shall be PECO-ARC’s “Additional Contribution Amount.” The Property Entity or Entities that are the subject of each of PECO-ARC’s contributions under this Section 4.1 shall be selected by PECO-ARC such that after giving effect to the contributions by all Partners in response to the funding notice from the General Partner, the ratio, expressed as a percentage, of PECO-ARC’s aggregate Capital Contributions to the aggregate Capital Contributions of all Partners equals PECO-ARC’s Percentage Interest. All contributions by PECO-ARC of the membership interests in a Property Entity listed on Exhibit B shall be in accordance with and subject to the terms of the Contribution Agreement with respect to the membership interests in that Property Entity. Immediately following the assignment by PECO-ARC of the membership interests in a Property Entity to the Partnership as described above, the Partnership shall assign all of the membership interests in that Property Entity to the Subsidiary REIT in exchange for shares of the Subsidiary REIT Common Stock; or if such assignment by PECO-ARC of membership interests in a Property Entity is made directly to the Subsidiary REIT, such assignment shall be treated as the contribution by PECO-ARC of the membership interests in the Property Entity to the Partnership, immediately followed by the contribution by the Partnership of the membership interests in the Property Entity to the Subsidiary REIT. The Partners agree that as of the date on which PECO-ARC assigns to the Partnership or the Subsidiary REIT the membership interests in any Property Entity, the Gross

Asset Value of all of the assets of that Property Entity is the amount set forth on Exhibit B, and that the Fair Market Value of each asset is the same as the Gross Asset Value listed. As a result of the contributions of the membership interests in a Property Entity listed on Exhibit B under this Section 4.1, PECO-ARC shall be credited with Capital Contributions in the amount of the Gross Asset Value of all of the assets of that Property Entity less the amount of all of the liabilities of that Property Entity on the date of that contribution.

4.1.3 After Contribution of Property Entities. After PECO-ARC has assigned to the Partnership or the Subsidiary REIT all of the membership interests in each of the Property Entities listed on Exhibit B, then any further Capital Contributions requested by the General Partner to fund the Company’s Investment Strategy shall be funded in immediately available funds by the Partners in proportion to their respective Percentage Interests on the date of this Agreement.

4.1.4 Limits. Notwithstanding the foregoing provisions of this Section 4.1, a Partner shall not be required to make aggregate Capital Contributions under this Section 4.1 either (a) in excess of the Partner’s Capital Commitment or (b) at any time that the Key Persons are not actively involved in the management of the Partnership and the Subsidiary REIT except to fund acquisitions to which the Partnership, the Subsidiary REIT or a Property Entity committed while the Key Persons were so involved (provided that the condition described in this clause (b) shall not constitute a breach of this Agreement).

4.2 Failure to Fund Capital Contributions. If any Partner fails to contribute an amount (the “Unfunded Amount”) equal to the entire Additional Contribution Amount required to be contributed by such Partner within the applicable period specified in Section 4.1 (the “Failing Partner”), then each other Partner (each a “Non-Failing Partner”) that has contributed its entire Additional Contribution Amount within the applicable period and so notified the Failing Partner shall (provided that the Failing Partner fails fully to remedy its failure to contribute within five days after the delivery of notice by the Non-Failing Partner with respect to such failure under this Section 4.2), in its sole discretion, have the right to elect either one of the following remedies (or a combination thereof) for its pro rata share of the Unfunded Amount (allocated among all Non-Failing Partners, pro rata in accordance with their respective Percentage Interests or on such other basis as they may agree):

(a) The Non-Failing Partner may make an additional contribution to the capital of the Partnership of its pro rata share of up to the Unfunded Amount, in which case the Percentage Interests of the Partners shall be adjusted as provided in Section 4.2.1 (the “Contribution Option”); or

(b) The Non-Failing Partner may elect to advance to the Partnership, as a loan to the Failing Partner its pro rata share of up to the Unfunded Amount on the terms set forth in Section 4.2.2 (a “Partner Loan”).

Notwithstanding the foregoing provisions of this Section 4.2, if a CBREI Investor is a Failing Partner and any CBREI Investor is a Non-Failing Partner, then those CBREI Investors that are

Non-Failing Partners, in proportion to their Percentage Interests (or on such other basis as they may agree), shall first have the opportunity to elect either the Contribution Option or to make a Partner Loan (or a combination thereof) for the entire Unfunded Amount of such CBREI Investor that is a Failing Partner. If the CBREI Investors that are Non-Failing Partners do not elect the Contribution Option and/or make Partner Loans with respect to the entirety of such Unfunded Amount, within ten Business Days after the expiration of the five-day period described above in this Section 4.2, then PECO-ARC shall have the right, in its sole discretion, to elect either of the options described in clause (a) or (b) of this Section 4.2, with respect to the remainder of such Unfunded Amount.

4.2.1 Contribution Option. If one or more of the Non-Failing Partners elect the Contribution Option, the Percentage Interests of the Partners (as previously adjusted under this Agreement, if applicable) shall be adjusted as follows:

(a) The Percentage Interest of the Failing Partner shall be reduced by an amount equal to the product of (i) 200% multiplied by (ii) the ratio of (x) the Unfunded Amount contributed by the Non-Failing Partner(s), to (y) the sum of all Capital Contributions previously made to the Partnership by all Partners, including Additional Contribution Amounts advanced by the Non-Failing Partner(s) on its own behalf and on behalf of the Failing Partner; and

(b) The Percentage Interest of the Non-Failing Partner(s) shall be increased by the decrease in the Failing Partner’s Percentage Interest (and if there is more than one Non-Failing Partner, such increase will be allocated among the Non-Failing Partners, pro rata based on the portion of the Unfunded Amount contributed by each of them under the Contribution Option).

4.2.2 Partner Loan. Each Partner Loan shall bear interest at an annual rate (compounded monthly) equal to the greater of 18% or 500 basis points over the Prime Rate, adjusting when and as the Prime Rate adjusts, with a gross-up for income tax withholding on such interest. Notwithstanding anything to the contrary in this Agreement, a Partner Loan shall be repaid by the Partnership paying amounts otherwise distributable by the Partnership to the Failing Partner directly to each Non-Failing Partner (pro rata based on the portion of the Unfunded Amount funded by each of them as a Partner Loan) until the Partner Loan and all interest thereon is repaid (which payments will be applied first to accrued interest on the outstanding principal balance of such loan and then outstanding principal balance of such loan). Any amounts so applied shall be treated under this Agreement as having been distributed to the Failing Partner. A Partner Loan shall be recourse to the Failing Partner and any outstanding balance following dissolution of the Partnership shall be immediately due and payable by the Failing Partner. A Partner Loan may be prepaid at any time or from time to time by a Failing Partner. If Partner Loans are advanced in connection with different Unfunded Amounts at different times, each such advance of Partner Loans shall be deemed issued as a different series, with the interest and principal on the most-recent series of Partner Loans being repaid in full prior to payment of interest and principal on any previously issued series of Partner Loans then outstanding.

4.2.3 Additional Remedies. The rights and remedies of the Non-Failing Partner and the Partnership set forth in this Section 4.2 with respect to a failure by a Partner to contribute its Additional Contribution Amount pursuant to a request for additional capital contributions under Section 4.1 shall not be exclusive and shall be in addition to any and all other rights and remedies that the Partnership or the Non-Failing Partner may have at law or in equity against the Failing Partner with respect to such failure. Specifically, and without limitation of the foregoing: (a) the Non-Failing Partners may elect (by a majority in Percentage Interest) to require that the Partnership immediately repay to the Non-Failing Partners the Additional Contribution Amounts that they funded pursuant to the applicable request for additional Capital Contributions under Section 4.1 as to which the Failing Partner failed to fund its Unfunded Amount, together with any interest actually earned thereon by the Partnership until repayment and (b) such failure shall constitute a Terminating Event with respect to the Failing Partner, with the consequences set forth in Section 9.6.

4.3 No Other Capital Contributions. Except as provided in Section 4.1, no Partner shall be obligated to make any Capital Contributions, and except as provided in Section 4.2, no Partner shall have the right to make any additional Capital Contributions to the Partnership. If a Partner makes any voluntary advance of cash or property to the Partnership other than pursuant to Section 4.1 or Section 4.2, such cash or property shall not constitute a Capital Contribution to the Partnership and shall not be credited to such Partner’s Capital Account; the other Partner shall not be obligated to make a proportionate, or any, contribution; and no Partner’s Percentage Interest shall be adjusted by reason of any such voluntary contribution.

4.4 No Third Party Rights. This Article 4 shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement.

4.5 Withdrawal of Capital; Interest on Capital. No Partner shall be entitled to withdraw capital from the Partnership, or to receive any Distributions or allocations of Profit or Loss from the Partnership, except as a Distribution or allocation made under Article 5, Article 6 or Article 11, as may apply. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership and, except as specifically provided herein, no interest shall be paid upon any Capital Contributions, or advances to the capital of the Partnership, or upon any undistributed or reinvested income or profits of the Partnership. No Partner shall be personally liable for the return of the Capital Contributions made by the other Partner.

4.6 Capital Accounts. A separate Capital Account shall be established and maintained for each Partner in accordance with the Code and the Regulations, including the rules regarding the maintenance of partners’ capital accounts set forth in Regulation Section 1.704-1. Subject to the immediately preceding sentence, (i) each Partner’s Capital Account will be credited with (A) the amount of cash and the Gross Asset Value of any property contributed by the Partner to the Partnership, (B) the Partner’s distributive share of Profits, (C) any items in the nature of income or gain that are specially allocated to the Partner under Section 6.3, and (D) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner; and (ii) each Partner’s Capital Account will be debited with (A) the amount of cash and the Gross Asset Value of any Partnership property distributed to the Partner under any provision of this Agreement, (B) the Partner’s distributive share of Losses, (C) any items in the nature of deduction or loss that are specially allocated to the Partner under Section 6.3, and (D) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership. If property is contributed to the capital of the Partnership or if there is a revaluation of any Partnership property such that the Gross Asset Value of such property differs from its adjusted tax basis, the Partners’ Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Regulation Section 1.704-1(b)(2)(iv)(g). If an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest. In the case of a transfer of an Interest at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Partner shall not be adjusted to reflect the adjustments to the adjusted tax bases of Partnership property required under Code Sections 754 and 743, except as otherwise permitted by Regulation Section 1.704-1(b)(2)(iv)(m).

ARTICLE 5

DISTRIBUTIONS

5.1 Distributions of Net Cash Flow. Subject to Section 4.2.3 (Partner Loans) and Section 5.3 (Withholding), Net Cash Flow, if any, shall first be allocated between PECO-ARC and CBREI Investors, pro rata in proportion to their respective Percentage Interests. The portion allocated to PECO-ARC will then be distributed to PECO-ARC; and concurrently therewith the portion allocated to the CBREI Investors will be distributed in the following order of priority:

(a) First, to the CBREI Investors, and among them in proportion to their respective Percentage Interests, until the CBREI Investors have received aggregate Distributions that constitute an IRR with respect to their Capital Contributions that equals or exceeds the Hurdle Rate.

(b) Second, 15% of the remaining Net Cash Flow shall be distributed to the Sub-Advisor and 85% of the remaining Net Cash Flow shall be distributed to the CBREI Investors and among them in proportion to their respective Percentage Interests.

Net Cash Flow shall be distributed at such times as the General Partner may determine but no less frequently than quarterly, unless the CBREI Investors approve otherwise.

5.2 REIT Compliance. Unless this provision is waived by PECO-ARC, to the fullest extent possible consistent with the distribution provisions of this Article 5, the General Partner shall use commercially reasonable efforts to cause the Partnership to distribute cash to PECO-ARC by the end of the each Fiscal Year no less than 90% of the taxable income (including any net capital gain) allocated, directly or indirectly, to PECO-ARC for federal income tax purposes for such Fiscal Year so that any direct or indirect owner of PECO-ARC that is a REIT may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year with respect to the income and gain allocated to that owner from PECO-ARC for the taxable year, and otherwise distribute 100% of its taxable income and net capital gain. Notwithstanding the foregoing provisions of this Section 5.2, if the General Partner determines that the Partnership requires additional funds, PECO-ARC in its sole discretion may waive the foregoing distribution requirement solely as it applies to distributions of all or a portion of the net capital gain of the Partnership for any one or more Fiscal Years.

5.3 Withholding.

5.3.1 Each Partner hereby authorizes the General Partner to cause the Partnership to withhold from, or pay on behalf of or with respect to, the Partner any amount of federal, state, local or foreign taxes that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to the Partner under this Agreement, including any taxes required to be withheld or paid by the Partnership under Section 1441, 1442, 1445, or 1446 of the Code or other applicable U.S. tax rules. Any amount withheld pursuant to the immediately preceding sentence shall be treated as having been distributed to such Partner.

5.3.2 Each CBREI Investor will provide the Partnership with properly executed and timely IRS Forms W-8 (e.g., Form W-8IMY, Form W-88EN, Form W-8EXP) properly evidencing any claim of reduced or no withholding. The Partnership will use the information provided on such Forms W-8, including the type of entity the CBREI Investor represents to be for U.S. tax purposes, to compute the amount of U.S. withholding required. Before withholding and paying over to any United States taxing authority any amount representing the tax liability of the CBREI Investor, the General Partner will provide to the CBREI Investor notice of the planned withholding and payment. If requested in writing by the CBREI Investor, the General Partner will use its commercially reasonable efforts to assist the CBREI Investor in obtaining any available tax refunds, reductions, or exemptions from U.S. withholding tax arising out of the CBREI Investor’s interest in the Partnership.

5.3.3 Any amount paid on behalf of or with respect to a Partner under Section 5.3.1 shall constitute a loan by the Partnership to the Partner, which loan shall be repaid by the Partner within 15 calendar days after notice from the General Partner that such payment must be made unless the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner.

5.3.4 Any amount payable by a Partner to the Partnership under this Section 5.3 shall bear interest at the Prime Rate plus 500 basis points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., 15 calendar days after demand) until such amount is paid in full. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in the Partner’s Interest to secure the Partner’s obligation to pay to the Partnership any amounts required to be paid under this Section 5.3. Each Partner shall take such actions as the Partnership shall request in order to perfect or enforce the security interest created hereunder.

5.4 No Third-Party Beneficiaries. The foregoing priorities of application and distribution of Net Cash Flow are for the benefit of the Partners only and not for the benefit of any third party or creditor of the Partnership or of any Partner, and neither the Partnership, the General Partner nor any Partner shall be liable or responsible to any third party or creditor of the Partnership or of any Partner for any deviation from such priorities.

5.5 No In-Kind Distributions. The Partnership shall not make any distributions to the Partners in the form of property other than immediately available funds.

ARTICLE 6

ALLOCATIONS OF PROFIT AND LOSS

6.1 Allocations of Profit and Losses. After giving effect to the allocations set forth in Section 6.3, all Profits and Losses (including all items of income and expense entering into the determination of Profits and Losses), as finally determined for each Fiscal Year, shall be allocated among the Partners so as to cause each Partner’s Adjusted Balance as of the end of such Fiscal Year to equal the amount of cash that would be distributed to such Partner pursuant to Section 5.1 if, as of the end of such fiscal year, cash in the amount of the sum of the Partners’ Adjusted Balances were distributed to the Partners pursuant to Section 5.1.

6.2 Varying Interests. If a Partner has Transferred all or part of its Interest, all items of Profit or Loss for any Fiscal Year shall be apportioned between the transferor and its transferee on the basis of the number of days in the Fiscal Year that each was the holder of the Interest (making any adjustments necessary to comply with the provisions of Section 706(d)(2) of the Code), without regard to the results of the Partnership’s operations during the period before and after the date of the Transfer; provided that if both the transferor and transferee consent, to the extent permitted by the Code and Regulations, a special closing of the books shall be had as of the effective date of the Transfer and the apportionment of items of Profit and Loss shall be made on the basis of actual operating results. In the case of an adjustment to the Percentage Interests, to the extent permitted by the Code and Regulations, a special closing of the books shall be had as of the effective date of such adjustment, and the apportionment of items of Profit and Loss shall be made on the basis of actual operating results.

6.3 Regulatory Allocations.

6.3.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain for a Partnership taxable year, each Partner shall be allocated, before any other allocation of Partnership items for the taxable year, items of gross income and gain for the year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of the Partner’s share of the net decrease in Minimum Gain during the year. The income allocated under this Section 6.3.1 in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Partnership, and any remainder shall consist of a pro rata portion of other items of income or gain of the Partnership. The allocation otherwise required by this Section 6.3.1 shall not apply to a Partner to the extent provided in Regulation Section 1.704-2(f)(2) through (5).

6.3.2 Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), as modified, as appropriate, by Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), that causes or increases an Adjusted Capital Account Deficit with respect to the Partner, items of Partnership gross income and gain shall be specially allocated to the Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation under this Section 6.3.2 shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3.2 were not in the Agreement.

6.3.3 Nonrecourse Deductions. Any Nonrecourse Deductions shall be allocated among the Partners in accordance with their Percentage Interests.

6.3.4 Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any Partner Nonrecourse Deductions shall be allocated to those Partners that bear the economic risk of loss for the applicable Partner Nonrecourse Debt, and among such Partners in accordance with the ratios in which they share such economic risk, determined in accordance with Regulation Section 1.704-2(i). If there is a net decrease for a Partnership taxable year in any Partner Nonrecourse Debt Minimum Gain, each Partner with a share of such Partner Nonrecourse Debt Minimum Gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Regulation Section 1.704-2(i)(4).

6.3.5 Limitation on Allocation of Losses. Notwithstanding any provision of this Agreement, Losses shall not be allocated to a Partner to the extent such allocation would result in the Partner having an Adjusted Capital Account Deficit at the end of any Fiscal Year. All such Losses shall be allocated to the other Partners in accordance with the other provisions of this Article 6; provided, however, that appropriate adjustments shall be made to the allocation of future Profits in order to offset the specially allocated Losses hereunder.

6.3.6 Section 754 Adjustments. If an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required by Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as the result of distributions to a Partner, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in accordance with the other provisions of this Article 6 if Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made if Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.3.7 Interpretation. The foregoing provisions of this Section 6.3 are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

6.4 Tax Allocations.

6.4.1 General. Except as otherwise provided in this Section 6.4, items of income, gain, loss and deduction of the Partnership to be allocated for income tax purposes shall be allocated among the Partners on the same basis as the corresponding book items are allocated under Sections 6.1 through 6.3.

6.4.2 Depreciation Recapture. Subject to Section 6.4.3, if any portion of taxable gain recognized from the disposition of property by the Partnership represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1(h)(1)(D), 1245 or 1250 (“Recapture Gain”), such Recapture Gain shall be allocated as follows:

(a) First, to the Partners in proportion to the lesser of each Partner’s (i) allocable share of the total taxable gain recognized from the disposition of such property and (ii) share of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations Sections 1.1245-1(e)(2) and (3)), until each such Partner has been allocated Recapture Gain equal to such lesser amount.

(b) Second, the balance of Recapture Gain shall be allocated among the Partners whose allocable shares of total taxable gain from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total taxable gain (including Recapture Gain) from the disposition of such property; provided, however, that no Partner shall be allocated Recapture Gain under this Section 6.4.2 in excess of the total taxable gain otherwise allocated to such Partner from such disposition.

6.4.3 Section 704(c) Allocations. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for income tax purposes, shall be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Gross Asset Value of the property using the “traditional method” specified in Regulation Section 1.704-3(b). If the Gross Asset Value of any Partnership asset is adjusted under paragraph (b) or (d) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations.

6.4.4 Tax Credits. Unless otherwise required by the Code, any tax credits of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests. Any recapture of tax credits shall be allocated among the Partners in the same ratio as the applicable tax credits were allocated to the Partners.

6.4.5 Tax Purposes. Allocations under this Section 6.4 are solely for purposes of federal, state and local income taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

6.5 Allocation of Excess Nonrecourse Liabilities. Solely for the purpose of allocating excess Nonrecourse Liabilities of the Partnership among the Partners in connection with the determination of the Partners’ adjusted tax bases for their interests in the Partnership, in accordance with Section 752 of the Code and the Regulations from time to time promulgated thereunder, the Partners agree that each Partner’s interest in Partnership profits equals the Partner’s Percentage Interest.

6.6 Tax Elections. The General Partner is authorized to make all tax elections on behalf of the Partnership, the Subsidiary REIT and each Property Entity, without the need for the approval of any other Partner.

ARTICLE 7

MANAGEMENT

7.1 Management by General Partner. Except as otherwise specifically provided in this Agreement (including Section 7.2), the management of the Partnership shall be vested in the General Partner. Except as provided in Section 7.2 or as otherwise specifically provided in this Agreement, the General Partner shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Partnership, and shall make all decisions affecting the Partnership’s business and affairs, including the delegation of such management and control to third party service providers. Except as otherwise provided herein, any action taken by the General Partner (in its capacity as such) shall constitute the act of and serve to bind the Partnership. All authority of the General Partner to act on behalf of the Partnership shall include the same authority to act on behalf of or direct the policies of the Subsidiary REIT (as the Subsidiary REIT’s manager) and each Property Entity either directly or by causing the Partnership or the Subsidiary REIT to act on behalf of or direct the policies of the Subsidiary REIT and each Property Entity. The General Partner shall have the right to cause the Partnership, the Subsidiary REIT and each Property Entity to acquire, finance, refinance, and lease real property to the extent consistent with the Investment Strategy. The General Partner shall have the right to cause the Partnership, the Subsidiary REIT and the Property Entities to dispose of any real property or interests therein in its sole discretion; provided that in connection with any decision to sell and liquidate substantially all of the assets of the Partnership, the Subsidiary REIT or the Property Entities in a single transaction or in a series of related transactions, the General Partner will use commercially reasonable efforts to structure the transaction as a sale of the Subsidiary REIT Common Stock, rather than as a sale of the Properties. The General Partner shall have the authority to make expenditures and engage in any acts and transactions on behalf of the Partnership, the Subsidiary REIT and the Property Entities that are not Major Decisions. The General Partner shall implement all Major Decisions approved by the Executive Committee pursuant to Section 7.2. The General Partner shall undertake the “Tax Undertakings” set forth in Exhibit E. The General Partner shall not employ, or permit any other Person to employ any funds or assets of the Partnership in any manner other than for the exclusive benefit of the Partnership. The Partnership shall not pay fees to the General Partner as consideration for the performance of its duties as such; provided, however, the Partnership shall reimburse the General Partner for all reasonable direct costs incurred by the General Partner, its Affiliates, employees or agents on behalf of the Partnership or otherwise in connection with the performance of its duties as General Partner, but excluding overhead costs of the General Partner or its Affiliates, including salaries, rents, utilities and general administrative costs of the General Partner and its Affiliates. The cost reimbursements payable to the General Partner and its Affiliates in connection with the organization of the Partnership shall not exceed $125,000. The General Partner may designate one or more of its Affiliates, agents or employees to carry out its duties and responsibilities as the General Partner.

7.2 Major Decisions. Notwithstanding anything in Section 7.1 to the contrary, the actions or decisions by or on behalf of the Partnership, the Subsidiary REIT or any Property Entity that are designated below as “Major Decisions” shall require the prior written approval of a majority of the members of the Executive Committee. The “Executive Committee” of the Partnership shall consist of four individuals. PECO-ARC shall have the right to appoint two members of the Executive Committee that are acceptable to the CBREI Investors in their reasonable discretion. The CBREI Investors, acting jointly, shall (i) have the right to appoint two members of the Executive Committee. The Executive Committee members appointed by the CBREI Investors (i) shall at all times be employees or officers of CBREI and (ii) shall be acceptable to PECO-ARC in its reasonable discretion. Each of PECO-ARC and the CBREI Investors shall from time to time designate in writing to the other of PECO-ARC and the CBREI Investors the two individuals appointed by the first-named Partner or Partners to the Executive Committee. The Executive Committee members initially appointed by PECO-ARC are Jeffrey Edison and Michael Phillips. The Executive Committee members initially appointed by the CBREI Investors are Scott D. Brown, CFA, and Justin D. Seaman. The Executive Committee members shall not have any fiduciary duty to the Partnership or any Partner, and each Executive Committee member may act solely in the best interest of the Partner that appointed that Executive Committee member. The Executive Committee shall meet either by teleconference (upon the agreement of all Executive Committee members) or at the principal office of the Partnership (or at such other location as all Executive Committee members may agree upon) at the request of any Executive Committee member upon ten Business Days’ prior written notice to all Executive Committee members. An agenda for each meeting shall be prepared in advance by the member requesting the meeting and submitted to the other Executive Committee members. The Major Decisions only relate to the Partnership, the Subsidiary REIT, the Property Entities and their activities and not to the separate activities of the Partners and their Affiliates that do not involve the Partnership, the Subsidiary REIT, or any Property Entity. The “Major Decisions” are as follows:

7.2.1 Any transaction with or engagement of a Partner or an Affiliate of a Partner by the Partnership, the Subsidiary REIT or any Property Entity except as specifically authorized by this Agreement.

7.2.2 The acquisition of any real property by the Partnership, the Subsidiary REIT or a Property Entity that is not consistent with the Investment Strategy.

7.2.3 The admission of any additional Partners to the Partnership, except as provided in Section 9.3 or Section 9.4.

7.2.4 The incurrence of any indebtedness for borrowed money or guaranties thereof on behalf of the Partnership, the Subsidiary REIT or any Property Entity that is not consistent with the Investment Strategy.

7.2.5 Any guarantee (i) by the Partnership of any indebtedness of any Person other than a guarantee of debt of the Subsidiary REIT or any Property Entity if the Subsidiary REIT will not have a debt-equity ratio in excess of 1.5 to 1 (within the meaning of Code Section 163(j)(2)(a)(ii)) as of the end of the taxable year of the guarantee, nor any expectation of such occurring in later years, or (ii) by the Subsidiary REIT or any Property Entity of any indebtedness of any Person other than the Partnership, the Subsidiary REIT or any Property Entity.

7.2.6 Any guarantee by any Partner or any Affiliate of any Partner (other than the Partnership, the Subsidiary REIT or a Property Entity) of any obligation of the Partnership, the Subsidiary REIT or any Property Entity (but excluding any guarantee by a Partner or an Affiliate of a Partner of the obligations of any Person other than the Partnership, the Subsidiary REIT or a Property Entity).

7.2.7 Any public offering of interests in the Partnership.

7.2.8 The initiation or consent to a Bankruptcy with respect to the Partnership, the Subsidiary REIT or any Property Entity.

7.2.9 The initiation or settlement of any litigation with any primary anchor tenant that occupies 20% or more of the rentable space of any Property.

7.2.10 The appointment of an Accountant that is not a nationally-recognized accounting firm.

7.2.11 The decision to rebuild any Property after it suffers a casualty as to a primary anchor tenant or as to all of Property, except as required or restricted by any lease or loan document to which the Partnership, the Subsidiary REIT or any Property Entity is a party.

7.2.12 The disposition of all or substantially all of the Properties during the Lock-Out Period.

7.2.13 Any change in the composition of the Key Persons; provided that if any Key Person dies or is disabled, the members of the Executive Committee appointed by the CBREI Investors shall not unreasonably withhold their approval of any Persons proposed as replacements for those Key Persons by any member of the Executive Committee appointed by PECO-ARC.

7.2.14 Except as otherwise provided in this Agreement, causing the dissolution or liquidation of the Subsidiary REIT or the Partnership.

7.2.15 Any amendment to this Agreement.

Notwithstanding the provisions of Section 7.1 or the foregoing provisions of this Section 7.3, the Executive Committee members appointed by the CBREI Investors, acting alone or together, shall have the exclusive authority to direct the General Partner in taking any and all actions on behalf of the Partnership under each Contribution Agreement.

7.3 Engagements by the Partnership. Subject to Section 7.2, the General Partner may engage, on behalf and at the expense of the Partnership or its designee, such Persons as the General Partner in its reasonable judgment shall deem advisable for the conduct and operation of the business of the Partnership or its designee, including property managers, rental and sales agents and brokers, mortgage bankers, attorneys, accountants, architects, engineers, consultants, contractors and purveyors of other services or materials for the Partnership or its designee on such terms and for such compensation as the General Partner, in its reasonable discretion, shall determine. Subject to Section 7.2, the General Partner shall have the right to engage Affiliates of the General Partner to provide services or materials to the Partnership or its designee only on terms that are competitive with those available from unrelated parties for similar services or materials in the same geographic area. The Partners hereby approve (i) the Advisory Agreement (and any renewals thereof on the same terms) under which the Advisor will provide advisory services to the Partnership in exchange for fees and expense reimbursements payable by the Partnership to the Advisor; and (ii) the Management Agreement under which the Property Manager will manage the Properties in exchange for an agreed-upon fee payable by the Partnership, the Subsidiary REIT or the Property Entities. Any acquisition and financing fees and expenses payable under the Advisory Agreement or the Management Agreement will be paid by the Partnership out of Capital Contributions or loan proceeds. The contributions of the Property Entities listed on Exhibit B to the Partnership and the REIT Subsidiary will not be subject to any acquisition or financing fees under the Advisory Agreement or the Management Agreement. All other fees and expenses payable by the Partnership under the Advisory Agreement and the Management Agreement will be paid by the Partnership out of Reserves or otherwise distributable Net Cash Flow. To the extent that Reserves or Net Cash Flow is not available, such fees and expenses will be paid from Capital Contributions. The services to be performed under the Advisory Agreement and the Management Agreement are for the benefit of the Subsidiary REIT and the Property Entities. If any fees or expense reimbursements under the Advisory Agreement or the Management Agreement are paid directly by the Partnership, then for federal income tax purposes the payment shall be treated as a contribution by the Partnership to the capital of the Subsidiary REIT (and, if applicable, a contribution by the Subsidiary REIT to the capital of a Property Entity), and a payment by the Subsidiary REIT or a Property Entity to the Advisor or the Property Manager (as may apply). If at any time the Property Manager is not the manager of any Property, the General Partner shall promptly notify the Limited Partners of that fact and of the identity of the manager of that Property.

7.4 Other Activities Permitted. The General Partner, the Partners and their respective Affiliates, and each of them, are now involved in, and shall continue to have the absolute right to organize and operate, other partnerships (whether limited or general), corporations, trusts, sole proprietorships, limited liability companies, or any other form of business entity, venture or enterprise, to purchase, own, manage and operate, for investment or any other purposes, other real property or businesses, and may otherwise engage in any other business venture of any kind, including acquiring, financing, developing, leasing, managing, operating and selling retail property or other real property and improvements thereon, all without participation by the other Partner, or its Affiliates, and without liability to any of them. Neither the Partnership, nor any other Partner, shall have the right to any income or profit derived by a Partner or its Affiliates from any such enterprise or opportunity. Notwithstanding the foregoing provisions of this Section 7.4, before the earlier of (i) the expiration of the eighteen-month period described in Section 4.1.1 or (ii) the date on which the Partnership has expended all of the Capital Commitments, PECO-ARC, the Sub-Advisor and their respective Affiliates shall not acquire or invest in any property fitting the Investment Strategy except through the Partnership.

7.5 Devotion of Time. The General Partner shall devote so much of its business time to the affairs of the Partnership as may be reasonably necessary for the proper conduct of the business of the Partnership, but subject to this requirement, shall not be required to devote its full business time to the Partnership.

7.6 Duties. The General Partner shall not have a fiduciary duty to the Partnership, the Limited Partners, their respective Affiliates or constituent Persons in connection with its role as General Partner under this Agreement. No Partner shall have a fiduciary or other duty to the Partnership, the other Partners, the General Partner, their respective Affiliates or constituent Persons pursuant to this Agreement. Notwithstanding the foregoing, the elimination of duties on the part of the General Partner and the Partners under this Section 7.6 shall not (i) limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, (ii) limit the liability of the General Partner or any Partner for fraud, misappropriation of funds or property, or intentional destruction of the Partnership’s assets or (iii) limit or eliminate the General Partner’s duty of loyalty or duty of care (as such duties are defined in Section 15-404 of the Delaware Revised Uniform Partnership Act) to the extent such duties are imposed on the General Partner under the Act.

7.7 Liability of General Partner; Indemnity.

7.7.1 Limitation on Liability of General Partner. The General Partner and its Affiliates, as well as their partners, members, officers, directors, agents and employees, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners or their successors or assigns for any acts performed or omitted within the scope of the General Partner’s authority as General Partner, or otherwise conferred on the General Partner and its Affiliates, as well as their partners, members, officers, directors, agents and employees, by this Agreement, provided that the General Partner or such Affiliates, partners, members, officers, directors, agents and employees, shall act in good faith and shall not be guilty of willful misconduct or gross negligence.

7.7.2 Indemnification by Partnership. The Partnership shall indemnify, defend and hold the General Partner, the Executive Committee members and their respective Affiliates, officers, directors, employees and agents, or their respective successors, executors, administrators or personal representatives, harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Partnership; provided that the General Partner, Executive Committee member or any Affiliate, employee or agent is not guilty of gross negligence, willful misconduct or any violation of this Agreement (including the duties described in clause (iii) of Section 7.6 in the case of the General Partner), and was acting in good faith within what it reasonably believed to be the scope of its authority for a purpose which it reasonably believed to be not opposed to the best interests of the Partnership. The foregoing indemnity shall not be enforceable against any Partner personally.

7.8 Deposit of Partnership Funds. All Partnership funds shall be deposited in the Partnership’s name in (i) federally-insured bank accounts or (ii) in other highly-rated short-term investments with recognized, suitable depositories (all items in (ii) shall qualify as cash, cash items, or Government securities), and shall be segregated and not commingled with the funds of any other Person. Withdrawals from Partnership accounts shall be made on the signature of a duly authorized agent of the General Partner.

7.9 REIT Compliance.

(a) The Partners acknowledge that PECO-ARC REIT, the beneficial owner of PECO-ARC, has elected to be treated as a REIT for federal income tax purposes. Accordingly, and as a material inducement to PECO-ARC entering into this Agreement, the Partnership shall at all times conduct the business of the Partnership, the Subsidiary REIT and each Property Entity such that the nature of the Partnership property and gross revenues would permit PECO-ARC REIT (i) to avoid realizing any income that is nonqualifying gross income for purposes of the 95% and 75% gross income tests of Section 856(c)(2) and (c)(3) of the Code, (ii) to avoid owning any assets that would cause a violation under Section 856(c)(4); (iii) to otherwise maintain its status as a REIT under the Code and (iv) to avoid incurring any tax under Section 4981 of the Code, any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions and excess interest under Section 857(b)(7) of the Code. Without limiting the generality of the foregoing, the Partners hereby agree that the Partnership’s future operations shall be managed and conducted in compliance with the guidelines set forth on Exhibit C and any other guidelines that may be provided by PECO-ARC to the Partnership and which in its reasonable judgment are necessary or desirable to assure compliance with the foregoing provisions of this Section 7.9. The Partners shall cooperate in all reasonable respects with respect to (i) structuring the acquisition of interests in the Subsidiary REIT, the Property Entities and the operation of the Partnership business, (ii) changing the structure of the ownership or operation of the Partnership, the Subsidiary REIT, the Property Entities, and their business in a manner that would allow the Partnership, the Subsidiary REIT and each Property Entity, if it made an election under Section 856 of the Code, to qualify as a REIT and not incur any amount of tax pursuant to Section 857 or 4981 of the Code, and (iii) in the discretion of and upon request by PECO-ARC, structuring the acquisition, operation or ownership of the Property or any other Partnership property in a manner that would allow PECO-ARC REIT to invest in all or a part of the Property, through one or more taxable REIT subsidiaries (as defined in Section 856(l) of the Code).

(b) Any actions taken to preserve PECO-ARC REIT’s status as a REIT (i) shall be at the sole expense of PECO-ARC, provided that any expense in excess of $20,000 shall be submitted to PECO-ARC for approval prior to undertaking such action and, provided further, that in no event will this Section 7.9(b) apply to distributions made pursuant to Section 5.2 or to any of the transactions necessary to effectuate the “REIT Guidelines” set forth in Exhibit C; (ii) shall not have a material adverse effect on any other Partner; and (iii) shall not be undertaken by the General Partner without first delivering written notice describing the proposed action to each other Partner.

7.10 Withdrawal or Removal of a General Partner. The CBREI Investors, acting with the approval of a Majority in Interest of the CBREI Investors, shall have the right to remove the General Partner from the position of general partner of the Partnership, and designate a replacement general partner, for (i) the commission of fraud or willful misconduct by the General Partner, (ii) the Bankruptcy, dissolution, withdrawal, death or legal incapacity of the General Partner, or (iii) any violation by the General Partner of this Agreement or the duty of care described in clause (iii) of Section 7.6, if the violation has a material, adverse effect on the Partnership or any CBREI Investor. If the General Partner withdraws or is removed as general partner of the Partnership in accordance with this Section 7.10, then (i) the removed General Partner shall thereafter constitute a Terminated Partner under Section 9.6, (ii) any service contracts between the Partnership, the Subsidiary REIT or any Property Entity and any Affiliate of the removed General Partner shall be terminable without penalty, and (iii) the Sub-Advisor shall not be entitled to any Distributions after the date of the removal (and any amounts otherwise distributable to the Sub-Advisor shall instead be distributed to the CBREI Investors in proportion to their respective Percentage Interests). Any claims of the Partnership or any other Partner against the General Partner arising from the events that result in the removal of the General Partner shall be offset to the extent of any Distributions that would otherwise be paid to the removed General Partner after the date of its removal.

7.11 Successor General Partner. A Person may be admitted to the Partnership as a substitute or additional General Partner only if the following conditions are satisfied:

(a) Subject to Section 7.10, if the Person is being admitted incident to the withdrawal or removal of a General Partner, the admission of the Person has been consented to by a Majority in Interest of the CBREI Investors;

(b) The Person agrees to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate to admit the Person as a General Partner; and

(c) An amendment to the Certificate evidencing the admission of such Person as a General Partner is filed as required by the Act.

ARTICLE 8

RIGHTS AND DUTIES OF PARTNERS

8.1 Admission of Partners. PECO-ARC, each of the CBREI Investors and the Sub-Advisor are each hereby recognized as a Partner of the Partnership. No other Person shall be recognized or admitted as a Partner of the Partnership unless such Person has satisfied the requirements of Article 9.

8.2 No Individual Authority. Except as otherwise expressly provided in this Agreement or in the Act, no Limited Partner, acting alone, shall have any authority to act for, or to create, undertake or assume any liabilities, obligations or responsibilities on behalf of the Partnership or any other Partner.

8.3 No Compensation. Except as specifically provided in this Agreement, no Partner shall be entitled to receive any compensation or reimbursement from the Partnership or from any other Partner for services performed or costs incurred in its capacity as a Partner.

8.4 Indemnification by the Partners. Each Partner hereby agrees to indemnify the Partnership and each of its other Partners and their respective officers, directors and advisors (including, in the case of any CBREI investor, CBREI), and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) which the Partnership or any of such other Partners or the indemnified parties shall ever sustain, suffer or incur which relate or arise out of or in connection with a breach by the indemnifying Partner of any representation, warranty or covenant made by the indemnifying Partner in this Agreement. If the Partnership is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner’s personal obligations or liabilities unrelated to Partnership business, such Partner shall indemnify and reimburse the Partnership for all such loss and expense incurred, including reasonable attorneys’ fees. The liability of any Partner pursuant to this Section 8.4 shall be enforceable against the Interest of such Partner, including the Partner’s Distributions, but shall not be enforceable against any Partner personally.

8.5 Indemnification by the Partnership. The Partnership shall indemnify each of its Partners and former Partners and their respective officers, directors and advisors (including, in the case of any CBREI investor, CBREI), for all costs, losses, liabilities and damages paid or incurred by any of them in connection with the business of the Partnership, including any judgments, settlements, penalties, fines and expenses incurred in a proceeding to which any such person is a party because the person is or was a Partner of the Partnership (or an officer, director or advisor to such Partner), to the fullest extent provided or allowed by the Act or any other applicable laws, provided, however, that such liability does not arise by reason of the willful misconduct or gross negligence of such Partner or any matter described in Section 8.4 with respect to which the Partner is obligated to indemnify the Partnership. The foregoing indemnity shall not be enforceable against any Partner personally.

8.6 Rights of a Former Partner. No Partner shall have the right or power to resign or withdraw by voluntary act from the Partnership. If a Partner shall cease to be a Partner, and if the Partnership is not then dissolved, then, notwithstanding any provision of the Act, such former Partner shall not thereby be entitled to receive the fair market value of such former Partner’s Interest or any other payment or any other distribution except as specifically provided in this Agreement.

ARTICLE 9

TRANSFER OF INTERESTS AND OWNERSHIP LIMITS

9.1 Restrictions on Transfer. Except as expressly permitted in Sections 9.3, 9.4, 9.5, 9.6, and 9.7 no Partner shall Transfer, or cause or permit the Transfer of, all or any portion of its Interest without obtaining the prior written consent of (i) PECO-ARC, in the case of a Transfer by a CBREI Investor, (ii) the CBREI Investors, in the case of a Transfer by PECO-ARC, or (iii) PECO-ARC and the CBREI Investors, in the case of a Transfer by the Sub-Advisor. Such consent may be given or withheld in the sole and absolute discretion of any Partner, whether reasonable or unreasonable under the circumstances. Any Transfer, or purported Transfer, of all or any part of an Interest made in violation of the provisions of this Article 9 shall be void and of no force or effect against the Partnership, the other Partner, any creditor of the Partnership or any claimant against the Partnership. If a Partner consents to a Transfer of the Interest of another Partner or if a Partner effects a Transfer of its Interest permitted under this Article 9, then the giving of any such consent or the making of such permitted Transfer in any one or more instances shall not limit or waive the requirement for such consent or the application of the provisions of this Article 9 to any other or subsequent Transfer of such Partner’s Interest. The General Partner shall use reasonable efforts to include provisions in any documents governing loans to the Partnership, the Subsidiary REIT or any Property Entity that permit Transfers of direct or indirect interests in the Partnership so long as (i) either PECO-ARC, any CBREI Investor or any of their Affiliates is the general partner of the Partnership and (ii) PECO-ARC, the CBREI Investors and their respective Affiliates in the aggregate own at least 25% of the equity interests in the Partnership.

9.1.1 Condition to All Transfers. It shall be a condition to any Transfer that any required consent to such Transfer by any Secured Lender (and any other creditors of the Partnership, the Subsidiary REIT or any Property Entity that have approval rights under the terms of their credit documents) shall have been obtained. It shall also be a condition to the effectiveness of any Transfer (other than a Transfer arising as a result of a Terminating Event, as described in Section 9.6.1) of all or part of the Interest of a Partner to a Person other than a Partner, including Transfers otherwise permitted by Section 9.3 or Section 9.4, and a condition to the purported transferee of such Transfer being admitted as a Partner of the Partnership or otherwise being entitled to any benefits or rights under this Agreement or otherwise associated with such Interest, that:

(i) except in the case of a Transfer of ownership interests in a Partner permitted by Section 9.3, (a) the transferee shall execute and deliver to the General Partner a written agreement reasonably satisfactory to the General Partner accepting and adopting the terms of this Agreement and unconditionally assuming and agreeing to be bound by all obligations, conditions and covenants of the transferring Partner hereunder with respect to the Interest transferred (whether in existence at the time of such Transfer or accruing thereafter), and (b) any guarantor of the obligations of the transferor under this Agreement shall execute a written guaranty of the obligations of the transferee hereunder, to the same extent and on the same terms as such guaranty of the transferor’s obligations;

(ii) except in the case of a Transfer of ownership interests in a Partner permitted by Section 9.3, the General Partner shall have received such evidence (including opinions of counsel) of the due authorization, execution and delivery of instruments by, and the validity and enforceability of such instruments against, such transferee as the General Partner shall reasonably request, which shall be provided at the transferring Partner’s sole expense;

(iii) except in the case of a Transfer of ownership interests in a Partner permitted by Section 9.3, the General Partner shall have received an opinion of counsel reasonably acceptable to the General Partner that (a) such Transfer shall not violate any federal or applicable state securities law or cause the Partnership to fail to qualify for an exemption from registration under the federal and any applicable state securities laws, and (b) such Transfer will not result in the imposition of fiduciary responsibility on the Partnership, any Property Entity, any Partner or any Affiliate of any Partner under ERISA, which shall be provided at the transferring Partner’s sole expense;

(iv) The Transfer would not cause the Subsidiary REIT to be a “pension-held” REIT (as defined in Code Section 856(h)(3)(D) and would not cause the Subsidiary REIT to cease to be “domestically controlled” (as defined in Code Section 897(h)(4)(B);

(v) The Transfer would not require the Partnership to register under the Investment Company Act of 1940;

(vi) The Transfer would not cause the transferee to (directly or indirectly) violate any of the ownership limits set forth in section 8.2 of the Limited Liability Company Agreement of the Subsidiary REIT;

(vii) no Person shall Beneficially Own or Constructively Own Interests if the Beneficial Ownership or Constructive Ownership of Interests would result in the Subsidiary REIT (A) being “closely held” within the meaning of Code Section 856(h) (without regard to whether the Interest is held during the last half of the taxable year), (B) being treated as a “pension-held” REIT within the meaning of Code Section 856(h)(3)(D) or (C) being treated as other than a “domestically controlled” REIT within the meaning of Code Section 897(h)(4)(B); and

(viii) no Person shall Beneficially or Constructively Own Interests that would result in the Subsidiary REIT actually owning (or Constructively Owning) an interest in a tenant that is described in Code Section 856(d)(2)(B) if the income derived by the Subsidiary REIT from the tenant would cause the Subsidiary REIT to fail to satisfy any of the gross income requirements of Code Section 856(c).

9.2 Indirect Transfers. If an Interest is at any time held by a Partner that is a partnership, corporation, limited liability company, trust or other Entity, any Transfer of a direct or indirect ownership interest in such Partner shall be deemed a Transfer of the Interest of such Partner and subject to the provisions of Section 9.1, except as expressly provided in Section 9.3.

9.3 Certain Permitted Transfers.

9.3.1 Transfers by PECO-ARC. Notwithstanding the other provisions of Section 9.1 and 9.2, but subject to the limitations of Section 9.1.1:

(a) At any time after the Lock-Out Period, PECO-ARC may sell all or any portion of its Interest to a Qualified Property Manager that is not an Affiliate of PECO-ARC for an all-cash purchase price payable in immediately available funds, subject to the right of the CBREI Investors to participate in the Transfer in accordance with Section 9.4.

(b) At any time direct or indirect interests in PECO-ARC may be Transferred (other than in an IPO) without the consent of any other Partner provided that after giving effect thereto (i) PECO-ARC will remain wholly owned by PECO-ARC OP and (ii) no single Person (other than PECO-ARC OP), together with the Person’s Affiliates, will own, directly or indirectly, more than 20% of the value of all of the equity interests in PECO-ARC.

(c) At any time direct or indirect interests in PECO-ARC may be Transferred to any Person in an IPO without the consent of any other Partner, subject to the right of the CBREI Investors to participate in the Transfer under Section 9.4.

9.3.2 Transfers by CBREI Investors. Notwithstanding the other provisions of Sections 9.1 and 9.2, but subject to the limitations of Section 9.1.1, at any time:

(a) If any CBREI Investor wishes to Transfer all of its Interest (other than to a Transfer Affiliate or pursuant to the exercise of tag-along rights under Section 9.4, go-along rights under Section 9.5 or buy-sell rights under Section 9.7), the CBREI Investor shall deliver written notice (an “Offer Notice”) to PECO-ARC stating the proposed sale price for its entire Interest. PECO-ARC may, but shall not be required to, elect to purchase from the CBREI Investor all, but not less than all, of the Interest of the CBREI Investor by delivering written notice of its election (the “Purchase Notice”) to the CBREI Investor within 30 days after PECO-ARC receives the Offer Notice, together with an earnest money deposit in the form of a certified bank check in the amount of 5% of the purchase price stated in the Offer Notice. Such deposit shall be held in an escrow account as a down payment against the purchase price. If PECO-ARC defaults in the closing of the purchase under this Section 9.3.2(a), then the deposit shall be retained by the CBREI Investor and PECO-ARC shall no longer have any right to receive an Offer Notice or deliver a Purchase Notice under this Section 9.3.2. If PECO-ARC elects to purchase the Interest of a CBREI Investor under this Section 9.3.2(a), such purchase and sale shall be in exchange for the purchase price stated in the Offer Notice and otherwise in accordance with Sections 9.9 through 9.14.

If PECO-ARC does not elect to purchase as described above in this Section 9.3.2(a) (or if PECO-ARC so elects but defaults in its purchase obligation pursuant to such election), the CBREI Investor that delivered the Offer Notice shall have the right, for a period of 180 days following the expiration of the 30-day period for the election (or if applicable, following such default), to enter into a binding agreement to sell all of its Interest to an institutional investor having not less than $50 million in investment assets in exchange for a purchase price not less than the price stated in the Offer Notice and otherwise on terms no more favorable to the buyer than those that would have applied to PECO-ARC if PECO-ARC had elected to purchase, and to close such sale on such terms within 90 days following the execution of the binding agreement. If the binding agreement is not entered into or the sale is not closed as described above within the applicable time periods described above, then (i) the CBREI Investor shall not have the right to deliver another Offer Notice before the first anniversary of the expiration of the 180-day period described above, and (ii) any subsequent proposed Transfer by any CBREI Investor of its Interest shall again be subject to the restrictions of this Section 9.3.2(a). For this purpose, an “institutional investor” includes a commingled investment vehicle, including a private equity fund, value-add fund or core real estate fund or a joint venture with an institutional investor or with a commingled investment vehicle.

(b) Notwithstanding Section 9.2, a Transfer of a direct or indirect interest in any CBREI Investor to any Person shall not constitute a Transfer of the Interest of any CBREI Investor and shall not require the consent of any other Partner.

9.3.3 Transfers by the Sub-Advisor. Notwithstanding the other provisions of Sections 9.1 and 9.2, but subject to the limitations of Section 9.1.1:

(a) Direct or indirect interests in the Sub-Advisor may be Transferred to current or former employees of the Sub-Advisor who are actively involved in the management of the Partnership, the Subsidiary REIT or any Property Entity, to any heirs or members of the families of any such employees, or trusts for the benefit of any of the foregoing. For this purpose, the members of the family of an employee shall mean the spouse, descendants (either natural or adopted), siblings (either natural or adopted), and descendants (either natural or adopted) of siblings of the employee.

(b) Direct or indirect interests in the Sub-Advisor may be Transferred if after giving effect to the Transfers the Key Persons are actively involved in the direct or indirect management of the Sub-Advisor.

9.3.4 Transfers to Transfer Affiliates. Subject to the limitations of Section 9.1.1, each Partner shall have the right, at any time or from time to time, without the consent of any other Partner, to sell or assign all or any portion of its Interest to a Transfer Affiliate of such Partner. In the event of any such Transfer, the transferee shall assume all obligations of the transferor attributable to the Interest transferred in accordance with Section 9.1.1; provided, however, that (except in the case of a CBREI Investor Transfer Affiliate described in the last sentence of the definition of “Transfer Affiliate”) the transferor, in addition to the transferee, shall be liable for any breaches of this Agreement by the transferee. If a Partner shall transfer less than its entire Interest to a Transfer Affiliate (except in the case of a CBREI Investor Transfer Affiliate described in the last sentence of the definition of “Transfer Affiliate”), references to such Partner in this Agreement shall refer to such Partner and its Transfer Affiliate collectively, and such transferor Partner shall be authorized to act on behalf of such Transfer Affiliate for all purposes under this Agreement.

9.3.5 Transfers of Registered Securities. Subject to Section 9.1.1, but notwithstanding any other provision of this Agreement to the contrary, any owner of any securities issued by any Partner or any direct or indirect owner of any Partner may transfer those securities pursuant to any transaction, if the securities were issued pursuant to a registration statement that has been filed with and declared effective by the United States Securities and Exchange Commission, subject only to any required consent of any Secured Lender.

9.4 Tag-Along Right. Before consummating any Transfer described in Section 9.3.1(a) or Section 9.3.1(c), PECO-ARC shall deliver a copy of the signed written offer (a “Bona Fide Offer”) that sets forth the material terms of the proposed Transfer and, in the case of a Transfer described in Section 9.3.1(a), the identity of the Transferee. The CBREI Investors may, but shall not be required to, elect to participate in the transaction proposed in the Bona Fide Offer and in accordance with this Section 9.4 by delivering a written notice (a “Tag-Along Notice”) thereof to PECO-ARC within 60 days after the CBREI Investors receive a copy of the Bona Fide Offer.

9.4.1 Sale to Qualified Property Manager. If a CBREI Investor elects under this Section 9.4 to participate in a sale to a Qualified Property Manager as described in Section 9.3.1(a), then in its Tag-Along Notice such CBREI Investor shall elect to sell all or any portion of its Percentage Interest specified in its Tag-Along Notice, and the following provisions shall apply:

(a) PECO-ARC shall use commercially reasonable efforts to cause the proposed Transferee to increase its Bona Fide Offer so as to purchase all of the Percentage Interests specified by the CBREI Investors for sale in their Tag-Along Notices.

(b) If the proposed Transferee does not agree to increase its Bona Fide Offer to purchase all of the Percentage Interests specified by the CBREI Investors in their Tag-Along Notices, then each such CBREI Investor shall sell (and the proposed Transferee shall be required to purchase) that portion of its Percentage

Interest specified for sale in its Tag-Along Notice that is equal to (i) such CBREI Investor’s Percentage Interest specified for sale in its Tag-Along Notice, multiplied by (ii) a fraction, the numerator of which is the maximum aggregate Percentage Interest that the proposed Transferee is willing to purchase from all sellers under the Bona Fide Offer (after giving effect to any increase as a result of the exercise of tag-along rights under this Section 9.4), and the denominator of which is the sum of (x) the Percentage Interests specified for sale by all of the CBREI Investors in their Tag-Along Notices and (y) the Percentage Interest of PECO-ARC to be sold in such Bona Fide Offer; provided that after the consummation of the Transfer described in the Bona Fide Offer, (1) PECO-ARC, alone or subject to the approval of the CBREI Investors, retains the authority to make all decisions on behalf of the Partnership; (2) for purposes of Section 9.13, the Proposed Transferee will be deemed to be an assignee of PECO-ARC, and not an assignee of any CBREI Investor, including in respect of rights and obligations arising under the buy-sell provisions of Section 9.7; and (3) any fees and carried interest charges borne by the proposed Transferee in respect of its acquired Interest shall not exceed those borne by the CBREI Investors in respect of their Interests, using such Transferee’s aggregate purchase price as its initial “Capital Contribution” for the purpose of computing its IRR in connection with computing any carried interest charges. If either the proposed Transferee does not agree to purchase all of the Percentage Interests specified by the CBREI Investors in their Tag-Along Notices or the conditions described in the proviso to the immediately preceding sentence is not satisfied, then PECO-ARC shall not have the right to consummate the Transfer described in the Bona Fide Offer without the prior approval of the CBREI Investors.

(c) If the entirety of the Interests of PECO-ARC and all of the CBREI Investors will be sold in the proposed Transfer under this Section 9.4.1, then the aggregate consideration to be paid by the proposed Transferee will first be allocated between PECO-ARC and all of the CBREI Investors, pro rata in proportion to their respective Percentage Interests being sold. At closing, (i) the portion of such consideration allocated to PECO-ARC will be paid to PECO-ARC, and (ii) the portion of such consideration allocated to the CBREI Investors will be further allocated to them and to the Sub-Advisor (in redemption of its Interest), pro rata, in proportion to the amount of such consideration that would be received by each of them if such consideration were Net Cash Flow being distributed to such CBREI Investors in respect of their Interests pursuant to Section 5.1.

(d) If less than the entirety of the Interests of PECO-ARC and all of the CBREI Investors will be sold in the proposed Transfer under this Section 9.4.1, then (i) the aggregate consideration to be paid by the proposed Transferee will be allocated between PECO-ARC and all of the CBREI Investors selling Interests, pro rata in proportion to their respective Percentage Interests being sold, and (ii) the consideration received by the CBREI Investors will be treated as if distributed to them as Net Cash Flow under Section 5.1 for purposes of computing their IRR thereafter; provided, however, that if any CBREI Investor sells its entire

Interest in a transaction under this Section 9.4.1(d), then a portion of the consideration allocated to such CBREI Investor will be further allocated between it and the Sub-Advisor (in partial redemption of its Interest), pro rata, in proportion to the amount of such consideration that would be received by each of them if such consideration were Net Cash Flow being distributed to such CBREI Investor in respect of its Interest pursuant to Section 5.1 (computed as if such CBREI Investor were the only CBREI Investor).

9.4.2 IPO Conversion Right. In connection with an IPO (regardless whether such IPO involves a Transfer described under this Section 9.4), each CBREI Investor will have the option to convert all (but not less than all) of its Interests into privately issued shares of the Issuer contemporaneously with the commencement of the IPO. The number of shares of the Issuer to be received would be equal to (i) the Fair Market Value of the Partnership, as determined by appraisal in accordance with Section 9.16, times (ii) such CBREI Investor’s Percentage Interest, divided by (iii) the price paid by investors for shares issued in the IPO. The shares received upon conversion would be subject to customary lock-out restrictions imposed by the underwriters in the IPO, provided that such restrictions shall not be more restrictive than those applied to the shares held by PECO-ARC or any Affiliate of PECO-ARC. Such option must be exercised upon the later of (i) 10 Business Days after determination of the Fair Market Value of the Partnership pursuant to Section 9.16, which determination pursuant to Section 9.16 shall be triggered by the Issuer’s filing of a registration statement relating to the IPO, and (ii) unless, PECO-ARC agrees to a later date, 30 days prior to the commencement of the IPO. For this purpose, the valuation of the Interests of the CBREI Investors will not be adjusted for any value attributable to termination of the Advisory Agreement or the Management Agreement or the internalization of management of the Partnership or any Property. PECO-ARC shall cause the issuer to enter into a single demand registration rights agreement with all such CBREI Investors, on customary terms (including mutual indemnities and piggy back registration rights) and providing for the issuer to use commercially reasonable efforts to register (upon the request of any CBREI Investor, but not more than one demand right for all such CBREI Investors) the resale of shares received by such CBREI Investors in an IPO under this Section 9.4 such that the shares may be resold upon the expiration of any lock-out period; provided that (i) such issuer shall be obligated to file only one registration statement covering the resale of all of the shares held by all of the CBREI Investors and (ii) such issuer need not take any action to maintain the effectiveness or accuracy of such registration statement for more than 90 days, unless the issuer is eligible to use Form S-3 for such registration, in which case the issuer shall use commercially reasonable efforts to cause such registration statement to remain effective until each such CBREI Investor has sold all such shares or otherwise becomes eligible to freely sell such shares without registration. PECO-ARC will (or will cause the issuer) to pay the cost of such registration, including registration fees, printing fees and fees of the issuer’s attorneys); and such CBREI Investors will bear their own costs, including fees of its attorneys and the fees and expenses of any underwriter or placement agent retained by them in connection with the sale of their shares. If any CBREI Investor elects to participate in an IPO under this Section 9.4, a portion of the IPO shares otherwise distributable to the CBREI Investor will instead be distributed to the Sub-Advisor in respect of its Interest, based on the relative amount that would have been distributed to the Sub-Advisor in respect of its Interest if the Partnership had sold its assets for their fair market values (determined as provided above) and distributed the net proceeds to the Partners under Section 5.1.

9.5 Go-Along Obligation. If at any time PECO-ARC enters into a definitive written agreement to sell all of the Interests in the Partnership after the Lock-Out Period expires to a bona fide third party (not an Affiliate of PECO-ARC) for an all-cash purchase price payable in immediately available funds, PECO-ARC shall promptly give the CBREI Investors written notice thereof (a “Go-Along Notice”). Each CBREI Investor agrees to (i) Transfer its entire Interest in accordance with the terms and conditions of such definitive written agreement, and (ii) execute and deliver any and all documents and instruments reasonably necessary in connection therewith, provided that (A) the price payable to each CBREI Investor shall equal the amount the CBREI Investor would receive if the total price being paid were distributed among the Partners in accordance with Section 5.1, and (B) all other terms and conditions of sale with respect to the Interest owned by the CBREI Investor are identical to the other terms and conditions of sale with respect to the Interest owned by PECO-ARC. For this purpose, the valuation of the Interests of the CBREI Investors will not be reduced by any value attributable to termination of the Advisory Agreement or the Management Agreement or the internalization of management of the Partnership or any Property. If a CBREI Investor fails or refuses to Transfer its Interest in accordance with this Section 9.5, or to execute all documents and instruments reasonably necessary in connection therewith, each CBREI Investor hereby irrevocably appoints PECO-ARC, with full power to act alone, as the CBREI Investor’s agent and attorney-in-fact to execute and deliver said documents and Transfer the Interest of the CBREI Investor.

9.6 Terminating Event to Partner.

9.6.1 Effect of Terminating Event. Except as specifically provided in this Agreement, the occurrence of a Terminating Event to a Partner (the “Terminated Partner”) shall not cause the dissolution or termination of the Partnership, and the Partnership shall continue in effect under this Agreement. Upon the occurrence of a Terminating Event (other than a Terminating Event described in clause (i) of the definition thereof), the representative, trustee in bankruptcy, or lawful successor or assigns of the Terminated Partner (i) shall within 15 days of the occurrence of the Terminating Event, deliver written notice to each other Partner of such Terminating Event, its nature and date of occurrence, and (ii) shall, except as otherwise specified in this Section 9.6, succeed to the Terminated Partner’s rights, powers and obligations solely for the purpose of administering the Interest of the Terminated Partner. Upon settlement of the winding up and dissolution or reorganization of the Terminated Partner, the successors or assigns of the Terminated Partner pursuant to such winding up and dissolution or reorganization shall, subject to the continuation of the Partnership and the provisions of this Section 9.6, become a substitute Partner in the Partnership in the place and stead of the Terminated Partner and shall succeed to the Interest of the Terminated Partner in accordance with the terms of the settlement of the winding up and dissolution, or reorganization of, the Terminated Partner’s affairs. Notwithstanding the foregoing, from and after the date on which a Terminating Event occurs to a Terminated Partner, all of the Terminated Partner’s rights to management and control of the Partnership shall immediately terminate, including the right to appoint Executive Committee members, the right to act as General Partner, the right to consent to Transfers of Interests by any other Partner (or Transfers of interests in any other Partner), the right to participate in a Transfer under Section 9.4, and the right to initiate any of the provisions of Section 9.5, 9.6.2 or 9.7.

9.6.2 Right of Remaining Partners to Purchase. Notwithstanding the provisions of Section 9.6.1, upon the occurrence of a Terminating Event described in clause (i), (ii) or (iii) of the definition thereof, the other Partners, in proportion to their respective Percentage Interests or in such other proportion as they may agree upon, shall have the right to elect to purchase all, but not less than all, of the Interest of the Terminated Partner. Such right shall be exercisable by delivering written notice to the Terminated Partner (or its successor in interest) within 180 days after (i) the expiration of the five-day period described in clause (i) of the definition of Terminating Event, in the case of a Terminating Event described in that clause (i), or (ii) the receipt of written notice of the occurrence of the Terminating Event in accordance with Section 9.6.1 in the case of a Terminating Event described in clause (ii) or (iii) of the definition of Terminating Event, provided that the receipt of the notice described in clause (ii) above shall not be a condition to the rights of the Remaining Partner described in this Section 9.6.2. If the other Partners elect to purchase the Interest of the Terminated Partner, then the Fair Market Value of the Terminated Partner’s Interest shall be determined by appraisal pursuant to the procedures specified in Section 9.16. Upon receipt of the final determination of Fair Market Value based on such appraisal, the electing other Partners shall have the right, within 90 days thereafter, to elect to purchase or not purchase the Interest of the Terminated Partner for a purchase price equal to (x) 65% of the Fair Market Value of the Terminated Partner’s Interest if the Terminating Event is described in clause (i) of the definition thereof, or (y) 100% of the Fair Market Value of the Terminated Partner’s Interest in the case of a Terminating Event described in clause (ii) or (iii) of the definition thereof. Exercise by the Partners of the election to purchase the Interest of the Terminated Partner under this Section 9.6.2 shall be made by delivering written notice of such election to the Terminated Partner (or its successor in interest) within such 90-day period. Failure of the other Partners to deliver such notice electing to purchase the entire Interest of the Terminated Party within such period shall constitute an election not to purchase the Interest of the Terminated Partner pursuant to this Section 9.6.2. Upon election by the Remaining Partner to purchase the Interest of the Terminated Partner, the purchase and sale of the Terminated Partner’s Interest shall be consummated pursuant to the provisions of Sections 9.9 through 9.14. Notwithstanding the foregoing provisions of this Section 9.6.2, if the Terminated Partner is a CBREI Investor, any CBREI Investors that are not Terminated Partners shall have the first opportunity to exercise the rights of the other Partners under this Section 9.6.2. If those CBREI Investors do not elect to purchase the entire Interest of the Terminated Partner under this Section 9.6.2 within the time period described above, then PECO-ARC shall have the right to purchase the interest of the Terminated Partner within the time periods described in this Section 9.6.2, but the time periods applicable to PECO-ARC shall begin to run upon the expiration of the time periods applicable to the other CBREI Investors.

9.7 Buy-Sell.

9.7.1 Right to Initiate. A “Deadlock” shall exist if at any time a majority of the Executive Committee members is not able to reach agreement on any Major Decision (other than a Major Decision described in Section 7.2.2, Section 7.2.10 or Section 7.2.12), and a bona fide commercial disagreement exists with regard to such Major Decision. If at any time a Deadlock exists and is continuing, then each of (i) PECO-ARC and the Sub-Advisor as a group (and not individually) and (ii) the CBREI Investors as a group (and not individually) shall have the right to deliver written notice to the other of PECO-ARC and the Sub-Advisor as a group and the CBREI Investors as a group stating that a Deadlock exists, specifying the Major Decision that is the subject of such disagreement, and identifying such notice as a “Deadlock Notice” (a “Deadlock Notice”). From and after the delivery of a Deadlock Notice, the Partners shall negotiate in good faith to resolve the disagreement specified in the Deadlock Notice. If after the expiration of 30 days following the date of delivery of a Deadlock Notice, the disagreement specified in the Deadlock Notice has not been resolved pursuant to a written instrument signed by a majority of the Executive Committee members, then each of (i) PECO-ARC and the Sub-Advisor as a group and (ii) the CBREI Investors as a group, for a period of 60 days (the “Initiation Period”) following the 30-day period described above, shall have the right, exercisable in its sole discretion, to initiate the buy/sell procedures of this Section 9.7 in the manner described in Section 9.7.2; provided, however, that such right shall not be exercisable at a time when PECO-ARC’s Interest constitutes more than 50% (by value) of the assets of PECO-ARC REIT. (The General Partner shall notify the CBREI Investors promptly after any determination that the value of PECO-ARC’s Interest crosses such 50% threshold.) If, upon the expiration of the Initiation Period with respect to any Deadlock Notice, neither PECO-ARC (acting on behalf of PECO-ARC and the Sub-Advisor) nor the CBREI Investors have properly initiated the buy/sell procedures of this Section 9.7, then no Partner shall have the right to initiate said buy/sell procedures without again complying with all of the provisions of this Section 9.7.1.

9.7.2 Initiation and Elections. If a Partner or Partners have the right to initiate the buy/sell procedures of this Section 9.7, such Partner or Partners (the “Initiating Party”) shall do so, if at all, by delivering to the other of PECO-ARC and the Sub-Advisor as a group, on the one hand, and the CBREI Investors as a group, on the other hand (the “Other Party”) a written notice stating that the Initiating Party intends to proceed with this buy/sell procedure (a “Buy/Sell Notice”). The Buy/Sell Notice shall in addition set forth an aggregate value, without reduction for liabilities, for all of the real property and tangible personal property owned by the Partnership, the Subsidiary REIT and the Property Entities (the “Tangible Property Value”), such value and such allocation to be determined in the sole discretion of the Initiating Party. If a Partner delivers a Buy/Sell Notice, then the Partnership shall not undertake the Major Decision that is the subject of the applicable Deadlock Notice until after the purchase and sale under this Section 9.7 has closed. The Other Party shall have a period of 60 days after the receipt of the Buy/Sell Notice (the “Exercise Period”) within which to notify the Initiating Party in writing (the “Reply Notice”) whether the Other Party shall either (x) sell to the Initiating Party all of its Interest in the Partnership at a price computed in the manner set forth in

Section 9.7.2.1, or (y) buy the entire Interest in the Partnership of the Initiating Party at a price computed in the manner set forth in Section 9.7.2.1. During the Exercise Period, the Other Party may consult with the Accountants to obtain estimates of the Reply Price and the Buy/Sell Price and regarding any other matters the Other Party considers relevant. If the Other Party timely gives the Reply Notice electing (x) above, the Initiating Party shall be conclusively deemed to have agreed to purchase, and the Other Party shall be conclusively deemed to have agreed to sell, the entire Interest of the Other Party at the price computed under Section 9.7.2.1. If the Other Party timely gives the Reply Notice electing (y) above, the Initiating Party shall be conclusively deemed to have agreed to sell, and the Other Party shall be conclusively deemed to have agreed to purchase, the entire Interest of the Initiating Party at the price computed under Section 9.7.2.1. If the Other Party fails to give a Reply Notice prior to the expiration of the Exercise Period, the Other Party shall be conclusively deemed to have properly elected (x) above.

9.7.2.1 Purchase Price. The price for the purchase of the Interest of the selling Partner(s) shall be the amount that would be distributed to the Other Party pursuant to Section 11.3.3 if the Partnership, the Subsidiary REIT and the Property Entities sold all of their real property and tangible personal property for cash in the amount of the Tangible Property Value, sold all of their other assets for cash in the amount of their book values as reflected on the books of the Partnership, the Subsidiary REIT or the Property Entities, applied such cash in full payment of all liabilities on the books of the Partnership, the Subsidiary REIT and the Property Entities (as may apply), and the amount of such cash not so applied was available for distribution by the Partnership to the Partners pursuant to Section 11.3.3 upon liquidation of the Partnership (assuming no Reserves pursuant to Section 11.3.2) in each case as of the date of the closing of this buy/sell. The Interest of each selling Partner shall be deemed to include any Partner Loans held by such Partner; and the amount receivable by each Seller Partner shall include any amount that such Partner is entitled to receive in respect of such Partner Loan upon liquidation of the Partnership pursuant to Section 11.3.3.

9.7.2.2 Price Determinations. The determination of the amount of the purchase price and any other amounts payable pursuant to this Section 9.7 shall be made by the Accountants on the basis of the Tangible Property Value set forth in the Buy/Sell Notice and the books of the Partnership as adjusted, based on the calculations of the Accountants, to reflect the amounts on such books as of the date of closing of the buy/sell, which determination shall be final and nonappealable, absent fraud or manifest error. To the extent that any of the foregoing calculations cannot be made with accuracy as of the date of closing, such calculations shall be made, and the Buy/Sell Price or Reply Price shall be adjusted as may be appropriate, as soon as is practical after the closing.

9.7.2.3 Receipt of Buy/Sell Notice. Only one Buy/Sell Notice shall be entertained at any one time. The order of consideration of Buy/Sell Notices shall be determined by the date of deemed delivery of the applicable Buy/Sell Notice, pursuant to Section 13.2.

9.7.3 Deposits. Concurrently with the delivery of the Reply Notice, if the Other Party elects to be the purchasing Partner pursuant thereto, or within 5 Business Days after the earlier of the delivery of the Reply Notice or the expiration of the Exercise Period, if the Other Party elects (or is deemed to have elected) to be the selling Partner, the purchasing Partner shall deposit with the selling Partner a certified bank check in an amount equal to the greater of $500,000 or one-half of one percent (0.5%) of the aggregate Tangible Property Value set forth in the Buy/Sell Notice. Such deposit shall be held in an escrow account under the terms of this Section 9.7 as a down payment against the amount ultimately required to be paid by the purchasing Partner to the selling Partner at the closing of the buy/sell. In the event of a default by the purchasing Partner with respect to the closing of the buy/sell, the deposit shall be retained by the selling Partner, without limiting or affecting any other rights or remedies available to the selling Partner under this Agreement or otherwise. If the purchasing Partner fails to make the full amount of its required deposit at the applicable time described above, the selling Partner shall have the right, exercisable by the delivery of written notice thereof to the purchasing Partner within 30 days after such applicable period, to elect to (a) become the purchasing Partner at a price computed using as the aggregate Tangible Property Value 75% of the amount set forth therefor in the Buy/Sell Notice, in which event such Partner shall, concurrently with the delivery of such notice, make the deposit required (based on the discounted Tangible Property Value) with the other Partner; or (b) terminate its agreement to sell its Interest pursuant to this buy/sell. If the selling Partner fails to elect either (a) or (b) pursuant to the preceding sentence, the binding agreement created pursuant to the provisions of this Section 9.7 shall continue in full force and effect with respect to the selling Partner, and the selling Partner shall be deemed to have waived the requirement of a cash deposit, but not any of its other rights or remedies hereunder, or at law or in equity.

9.7.4 Closing; Other Terms. Except as otherwise specified in this Section 9.7, the provisions of Sections 9.9 through 9.14 shall apply to any purchase and sale under this Section 9.7.

9.8 Priority of Purchase Rights. Notwithstanding any other provisions of this Article 9, a Partner may not initiate the procedures under any of Sections 9.3.2(a), 9.4, 9.5, 9.6.2 or 9.7 during any period after which the provisions of any such Section have been initiated and the purchase of a Partner’s Interest is pending, until either such pending transaction has been consummated or it has been conclusively determined that such pending transaction shall not be consummated either by reason of the expiration of any specified time periods or otherwise. The order of the initiation of the procedures under Sections 9.3.2(a), 9.4, 9.5, 9.6.2 and 9.7 shall be determined by the date of deemed delivery of the applicable notices, as provided in Section 13.2.

9.9 Liabilities; Indemnity. If a Partner’s Interest is purchased by another Partner pursuant to any provision of this Article 9, the purchasing Partner (and the Partnership, if it continues in existence) shall indemnify, defend and hold the selling Partner, its directors, officers, shareholders, partners, members, managers, employees and agents, or any of them harmless from any and all claims, demands, actions, losses, liabilities, costs, or expenses (including reasonable attorneys’ fees) arising out of or in connection with all obligations or liabilities of the Partnership (other than those attributable to the willful misconduct, gross negligence or breach of this Agreement by the selling Partner) arising after the date of consummation of the purchase and sale of the selling Partner’s Interest.

9.10 Releases. In connection with a purchase by a Partner of another Partner’s Interest under any provision of this Article 9, if the selling Partner or any Affiliate thereof is a guarantor or an indemnitor of or with respect to any obligations of the Partnership for or in connection with borrowed money or is otherwise liable thereon, then at or prior to the closing of such transaction and as a condition precedent to such closing, the purchasing Partner shall obtain a release of such guarantee or liability with respect to any claims arising after the date the selling Partner sells its Interest; or if such a release is not obtainable without the payment of any money by any Partner, with the reasonable consent of the selling Partner, the purchasing Partner shall fully indemnify the selling Partner and its Affiliates with respect to any such obligations arising after the date of the sale of the selling Partner’s Interest. Any such indemnity by the purchasing Partner shall be secured by its right to all Distributions by the Partnership (both with respect to the purchased Interest and with respect to all other Interests of the purchasing Partner and its Affiliates). If the releases described above are not obtainable without the payment of money by any Partner and the selling Partner reasonably does not consent to the indemnification described above, then the Partners shall have no further rights or obligations under this Agreement to purchase or sell the applicable Interest with respect to the particular event or election giving rise to such rights. Notwithstanding the immediately preceding sentence, the right of a Partner to purchase the other Partner’s Interest under this Article 9 may subsequently arise as a result of similar or other circumstances, subject in each case to this Section 9.10.

9.11 Form of Payment of Purchase Price. In the case of a purchase by a Partner of another Partner’s Interest under any provision of this Article 9, the purchase price for a Partner’s Interest shall be paid by wire transfer of immediately available funds as directed by the selling Partner.

9.12 Procedures for Closing of Purchase and Sale Transactions. The provisions of this Section 9.12 shall apply to any purchase by one Partner of another Partner’s Interest pursuant to any provision of this Article 9, except to the extent otherwise specified in the applicable Section within this Article 9.

9.12.1 Location and Time Periods. The closing of any purchase and sale of an Interest between Partners under this Agreement shall be held at the principal office of the Partnership or such other location as the Partners may mutually agree upon. The purchase and sale transaction shall close not later than 90 days after the date the purchase price for the Partner’s Interest has been determined under the applicable provisions of this Article 9, except that in the case of a transaction under Section 9.7 the transaction shall close not later than 90 days after the date the deposit is made under Section 9.7.3.

9.12.2 Closing Documents. Each Partner shall deposit such documents and instruments, duly executed, and acknowledged where required, as may be necessary to consummate the purchase and sale of a Partner’s Interest hereunder. Without limiting the foregoing, the selling Partner shall execute and deliver at the closing an assignment, instrument of conveyance or other instrument appropriate to convey the entire Interest of the selling Partner to the purchasing Partner, and shall deliver to the purchasing Partner such evidence as the purchasing Partner may reasonably request showing that the Interest being sold is owned or will be owned by the purchasing Partner free and clear of any and all claims, liens and encumbrances of any kind or nature. In addition, as a condition precedent to the closing, the parties to the transaction shall obtain the written consents of any lenders to the Partnership (to the extent such consents are required under the applicable loan documents) to the transactions to be consummated at the closing. The purchasing and selling Partners shall each use their reasonable best efforts and cooperate in good faith to obtain such lenders’ consents. If any such consent cannot be obtained, then, at the election of the purchasing Partner, either (i) the purchasing Partner may, in its sole discretion, waive the requirement of such consents; or (ii) the rights and obligations of the Partners to purchase and sell resulting from the applicable election shall terminate and no Partner shall have any further right or obligation arising from such election to purchase or sell.

9.12.3 Payment of Loans. If there shall be any outstanding loans owed by the Partnership to the selling Partner or its Affiliates, such loans, including accrued and unpaid interest, shall be purchased without discount or premium by the purchasing Partner as a condition precedent to the closing. The purchase price for such loans shall be paid in full at the closing in the same manner as the purchase price for the Interest is paid. At the closing, the selling Partner shall deliver to the purchasing Partner each note or other instrument evidencing such loans, all documents securing such loans and an assignment or satisfaction, which assignment or satisfaction shall be at the election of the purchasing Partner.

9.12.4 Closing Costs and Prorations. On the date of the closing of the purchase of a Partner’s Interest by another Partner, any closing adjustments and prorations of items of income and expense of the Partnership shall be made between the Partners and either charged or debited to the selling or purchasing Partner, as may be appropriate. One hundred twenty (120) days after the date of the closing, any such prorations shall be adjusted to the extent necessary to reflect actual events. The purchase price to be paid for a selling Partner’s Interest shall also be (i) increased by the aggregate amount of all Capital Contributions made by the selling Partner to the Partnership between the date on which the purchase price for such Partner’s Interest was established pursuant hereto and the date of closing, (ii) increased by the selling Partner’s share of Net Cash Flow accumulated by the Partnership (to the extent not distributed) after the purchase price for the selling Partner’s Interest is established and before the date of closing, and (iii) reduced by the aggregate amount of all Distributions of any kind or character received by the selling Partner between the date on which the purchase price was established and the date of closing. Furthermore, the purchasing Partner shall have the right to offset any sums owed by the selling Partner to the purchasing Partner or the Partnership against the purchase price payable for the Interest acquired. All closing costs shall be borne equally by the selling Partner and the purchasing Partner. Notwithstanding the foregoing, the costs of obtaining any appraisals pursuant to Section 9.16 shall be paid as provided in Section 9.16.

9.12.5 Specific Performance. It is the intent of the Partners that the requirements or obligations, if any, of any Partner to sell its Interest and of any Partner to purchase another Partner’s Interest in accordance with the provisions of this Article 9 shall be enforceable by an action for specific performance, with the same force and effect and at least to the same extent as is permitted at law or in equity for the specific performance of a contract relating to the purchase of real property or an interest therein.

9.12.6 Right to Assign. Each Partner understands that to preserve the character of the Partnership and consummate the purchase of the entire Interest of the other Partner, the purchasing Partner may assign its purchase rights under this Article 9 in whole or in part to any Affiliate or unrelated party who, upon closing, shall become a Partner of the Partnership, and accordingly agrees that any such purchase rights shall be assignable by the purchasing Partner without the consent of the selling Partner, provided that (a) the purchasing Partner delivers written notice to the selling Partner of such assignment and of the identity of the assignee prior to the closing; (b) such assignment, in the opinion of counsel to any Partner, would not require registration of any interests in the Partnership under the Securities Act of 1933 or any applicable state securities law, or result in any violation of any such laws; and (c) no such assignment shall relieve the purchasing Partner of its obligations and liabilities under this Article 9, including any indemnity obligations.

9.13 Assignees. For purposes of this Agreement, the Interest of each Partner shall include all Partnership Interests owned by such Partner and any Interest that is owned by any Affiliate of such Partner or that has been assigned by such Partner to an Affiliate of such Partner. Any elections made by any Partner, and any obligations of any Partner to sell its Interest under this Article 9 shall bind any Affiliate of such Partner. All references in this Article 9 to a Partner shall include all Affiliates of such Partner. Notwithstanding the foregoing, however, the CBREI Investors shall not be considered to be “Affiliates” of one another for purposes of this Section 9.13 solely by reason of the management of their investment in the Partnership by CBREI.

9.14 Termination on Sale. Upon consummation of the purchase and sale of a Partner’s entire Interest to another Partner under this Article 9, (i) the selling Partner’s Interest in the Partnership shall be fully and completely settled and terminated, and (ii) the selling Partner’s rights and obligations under this Agreement shall terminate, except (x) as to items incurred or accrued as of such date and not subject to indemnification hereunder, and (y) as to any indemnity obligations of such selling Partner attributable to acts or events occurring prior to such date or otherwise specified in this Article 9.

9.15 No Partitions or Withdrawal from Partnership. No Partner shall have the right to have any property of the Partnership or of any Property Entity or any portion thereof partitioned, and each Partner on its own behalf, and on behalf of its successors, representatives, heirs and assigns, hereby expressly waives any such right. No Partner shall have the right to withdraw from the Partnership, except pursuant to the procedures specified herein with respect to Transfers or other events giving rise to the right of a Partner to purchase an Interest.

9.16 Appraisals. Whenever this Agreement provides for a valuation or determination by appraisal, then such valuation or determination shall be determined by appraisal pursuant to the applicable terms, conditions and procedures specified in this Section 9.16. As used in this Section 9.16, the term “Partners” shall mean the Terminated Partner and the other Partners electing to purchase the Interest of the Terminated Partner.

9.16.1 Specification of Appraisal Parameters. As used herein, the “Fair Market Value” of an Interest shall mean the value of the Interest to be sold or purchased, determined as specified in Section 9.16.3, based on the Fair Market Value of the Partnership. As used herein, the “Fair Market Value” of the Partnership or the property of the Partnership shall mean the cash price that a sophisticated purchaser would pay, as of the date an appraisal is to be made hereunder, for all Partnership property in excess of all liabilities of the Partnership, such evaluation to be made utilizing the assumptions that (i) such property is in its then-existing condition and is subject to any agreements, including leases, and management and service agreements but excluding this Agreement, the Advisory Agreement and the Management Agreement, then in effect which would be binding on such purchaser, (ii) the purchase agreement of such sophisticated purchaser is subject to a reasonable closing period, (iii) such sophisticated purchaser is acquiring solely the Partnership property and is giving no other separate consideration or economic incentives (such as a below-market leaseback of the property or any space therein), and (iv) the offer of the sophisticated purchaser is unconditional and noncontingent. The Fair Market Value of the Partnership or the property thereof shall be reduced to give effect to any customary brokerage, title insurance and other closing costs (not exceeding, in the aggregate, six percent (6%) of such Fair Market Value prior to such reduction) that would be incurred if all of the property of the Partnership were sold. A “sophisticated purchaser” shall mean a Person who would take into account the nature, extent, maturity date and other terms of the liabilities of the Partnership, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the property of the Partnership and whether such financing is assumable, and the prospects that the income from the property of the Partnership would be sufficient to satisfy such liabilities when due (excluding any liability under financing already taken into account), or through appropriate refinancing thereof.

9.16.2 Appraisal Procedure.

9.16.2.1 Agreement of Partners. If any provision of this Agreement requires a valuation or determination by appraisal, then the Partners (or a Partner’s representative, such as a trustee in bankruptcy or receiver) shall in good faith attempt to agree upon the Fair Market Value of the Partnership and/or of the Interest of the affected Partner. With respect to determining the Fair Market Value of the Partnership in connection with an IPO, as used herein, “Partner” shall mean PECO-ARC on the one hand and the CBREI Investors (acting as one based on majority vote of their Interests) on the other hand.

9.16.2.2 Appointment of Appraisers on Failure of Partners to Agree. If the Partners are not able to so agree within twenty (20) days after receipt of notice of the event giving rise to the invocation of the appraisal procedure, then unless the Partners agree within the same period on one Appraiser, each Partner shall, within ten Business Days after the expiration of such twenty (20) day period, specify by written notice to the other Partner the name and address of an Appraiser to act on behalf of such Partner. If a Partner fails to appoint its Appraiser within such ten Business Day period, then the Appraiser appointed by the other Partner shall carry out the appraisal hereunder.

9.16.2.3 Rendition of Appraisals. Within 45 days after the appointment of the Appraiser or Appraisers pursuant to Section 9.16.2.2, each such Appraiser shall render an opinion in writing setting forth the net fair market value of the Partnership or the property of the Partnership (as may apply), and deliver the same to each Partner. The net fair market value of the Partnership or the property of the Partnership shall be determined in accordance with sound, customary and usual appraisal practices for the appraisal of real estate and other Partnership assets, taking into account the standards specified herein and shall otherwise assume that the Partnership property is then being used for the highest and best use. The Appraisers shall have the right, but shall not be obligated, to consult the Partners, the General Partner, the Accountants, experts and competent authorities, and receive factual information or evidence pertaining to a determination of the net fair market value of the Partnership, as the Appraisers may consider necessary or useful. The determination of each Appraiser shall contain appropriate supporting detail and explanation. Such determinations shall be binding and conclusive upon the Partners, absent fraud or manifest error.

9.16.2.4 Determination of Fair Market Value. If only one Appraiser is appointed pursuant to Section 9.16.2.2, then the Fair Market Value of the Partnership or the property of the Partnership (as may apply) shall be the net fair market value thereof, as determined by such Appraiser, as provided above. If two Appraisers are appointed pursuant to Section 9.16.2.2, and the determination of the net fair market value of the Partnership or the Property of the Partnership (as may apply) that is higher in amount exceeds the lower of such determinations by no more than 10% of the amount of such higher determination, then the Fair Market Value of the Partnership or the property of the Partnership (as may apply) shall be the arithmetic average of the two appraisals. If two Appraisers are appointed pursuant to Section 9.16.2.2 and the higher of the two appraisals exceeds the lower of the two appraisals by more than 10% of the amount of the higher of the two appraisals, then the provisions of Section 9.16.2.5 shall apply, unless the Partners agree on a Fair Market Value that is between the two appraisals.

9.16.2.5 Appointment of Third Appraiser. If this Section 9.16.2.5 applies, within ten Business Days after the delivery to the Partners of the later to be received of the two appraisals described above, the two Appraisers shall appoint a third Appraiser. If the two Appraisers are unable to agree upon a third Appraiser within such ten Business Day period, then the Partners themselves shall select a third Appraiser within a further period of five Business Days. If the Partners are unable to agree within such five Business Day period, then either

Partner, on behalf of both of them, may request the American Institute of Real Estate Appraisers to appoint the third Appraiser and the other Partner shall not raise any objection to such Person’s full power and jurisdiction to entertain the application and make the appointment. The third Appraiser shall determine the net fair market value of the Partnership or the property of the Partnership (as may apply), in accordance with the standards described in Section 9.16.2.3. The Fair Market Value of the Partnership or the property of the Partnership (as may apply) shall be the net fair market value thereof as set forth in the one of the three appraisals that is neither higher than nor lower than both of the other two appraisals.

9.16.3 Determination of Fair Market Value of Interest. The Accountants shall determine the Fair Market Value of an Interest to be purchased. The Fair Market Value of such Interest shall be equal to the amount the selling Partner would receive if (i) the property of the Partnership were sold for the Fair Market Value of the Partnership or the property of the Partnership determined under Section 9.16.2, and (ii) the affairs of the Partnership were wound up and the remaining proceeds of sale distributed by the Partnership to the Partners pursuant to the provisions of Section 11.3. The Accountants shall notify the Partners in writing of their determination within 20 days after the determination of the Fair Market Value of the Partnership or the property of the Partnership under Section 9.16.2, and such determination by the Accountants shall be final and binding on the Partners, absent fraud or manifest error.

9.16.4 Costs and Fees. All costs and fees payable to Appraisers or the Accountants in connection with the procedures under this Section 9.16 shall be paid equally by the Partners, except that in the case of transactions described in Section 9.6.2, such costs and fees shall be paid entirely by the Terminated Partner. Notwithstanding the foregoing provisions of this Section 9.16.4, all costs and expenses incurred by a Partner to retain its own attorneys or other independent consultants in connection with the appraisal procedure hereunder shall be borne by such Partner.

ARTICLE 10

BOOKS OF ACCOUNT; TAX AND ACCOUNTING MATTERS

10.1 Maintenance of Records and Documents. Full and accurate accounts of all transactions of the Partnership, the Subsidiary REIT and the Property Entities shall at all times be kept in proper and accurate records and books of account. Such books of account and records shall be maintained in accordance with generally accepted accounting principles, applied on a consistent basis, in which all matters relating to the Partnership affairs shall be entered, including all income, expenses, assets and liabilities, and shall otherwise show separately all items that in any way affect the financial and tax computations called for by this Agreement. The Partnership shall also maintain all other documents and instruments affecting its business and operations (including those of the Subsidiary REIT and the Property Entities), including all contracts, service agreements, leases, and plans and specifications. All such books and records shall be the property of the Partnership. The Partnership books shall be closed and balanced at the end of each Fiscal Year. Such books and records shall include such separate and additional accounts for each Partner as shall be necessary to reflect accurately the rights and interests of the respective Partners.

10.2 Reports. The General Partner shall prepare or cause to be prepared and distributed to each of the Partners, at Partnership expense, the following reports:

10.2.1 Within 45 days following the end of each calendar quarter, for the Partnership, a statement of Profit or Loss for the immediately preceding calendar quarter and for the calendar year to date, a statement of Net Cash Flow for the immediately preceding calendar quarter and for the calendar year to date, and a balance sheet as of the last day of such calendar quarter. To the extent applicable, each such statement shall show a comparison between such statement and the corresponding period for the immediately preceding calendar year.

10.2.2 As soon as practicable after the end of each Fiscal Year, the General Partner shall cause the Accountants to undertake a general accounting, covering the assets, liabilities and income of the Partnership, their dealings, transactions and operations during such Fiscal Year, and all matters and things customarily included in such accountings, and the General Partner shall distribute all consolidated statements resulting from such accounting to each Partner as soon as practicable. Such consolidated statements shall include a balance sheet for the Partnership prepared in accordance with the generally accepted accounting principles, an income statement for the Partnership prepared in accordance with generally accepted accounting principles, statements of changes in financial condition for the Partnership, a statement of Profit or Loss for the Partnership, statements of changes in each Partner’s Capital Account, statements of Net Cash Flow, and an unqualified audit opinion by the Accountants on the balance sheet and annual income statement. To the extent applicable, each such statement shall show a comparison between such statement and the same statement for the immediately preceding Fiscal Year.

10.2.3 As soon as practicable after the end of each Fiscal Year (but not later than March 31), the General Partner shall cause to be distributed to each Partner the federal income tax returns for the Partnership, and all state and local income tax returns as may be required to be filed by the Partnership, together with Schedules K-1 and any other schedules and information relative to the Partnership as may be required or necessary for the preparation of the Partners’ federal, state and local income tax returns, including forms 1042-S not later than March 15.

10.2.4 Such other reports, to be provided not more frequently than quarterly, as the CBREI Investors may reasonably request from time to time.

10.3 Location. The Partnership shall maintain at its principal place of business the following:

10.3.1 List of Partners. A current list of the full name and last known business address of each Partner, together with the Capital Contributions and the Percentage Interest of each Partner.

10.3.2 Certificate. A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed.

10.3.3 Tax Returns. Copies of the Partnership’s federal, state and local income tax or information returns and reports, if any, for the three most recent taxable years.

10.3.4 Agreement. Copies of this Agreement, and all amendments hereto.

10.3.5 Financial Statements. Financial statements of the Partnership for the three most recent Fiscal Years.

10.3.6 Books and Records. The Partnership’s books and records for at least the current and past three Fiscal Years.

10.3.7 Other Information. Such other information and records as the Act may require to be made available to the Partners.

Upon request of any Limited Partner, the General Partner shall promptly deliver to such Limited Partner or its authorized representative a copy of any of the information maintained under Sections 10.3.1 through 10.3.7. The cost of providing such copies to the Limited Partners shall be borne by the Partnership. The authorized representative of each Partner shall have the right any time during regular business hours and with prior notice to examine and copy any of the documents described in this Section 10.3.

10.4 Tax Matters Partner. The General Partner shall be the “tax matters partner” as defined in the Code. Subject to the constraints otherwise contained in this Agreement, the General Partner shall undertake and perform all of the rights, duties and obligations of the tax matters partner pursuant to the Code. The Partnership shall reimburse the General Partner for all costs incurred by it in connection with acting as tax matters partner.

10.5 Disposition of Documents and Records on Occurrence of Certain Events. All documents, books and records of the Partnership maintained under this Article 10 shall, upon dissolution and termination of the Partnership under Article 11, be retained or deposited by the General Partner or a trustee designated by the General Partner. The General Partner or such trustee shall retain such documents, books and records within the continental United States, for a period of not less than six years and shall make such documents, books and records available during normal business hours to each Partner for inspection and copying at such Partner’s cost and expense. If a Partner purchases all of the other Partners’ Interests and the Partnership is not continued, then all such documents, books and records shall be maintained by the purchasing Partner at its then principal place of business, for a period of not less than six years thereafter, and all such documents, books and records shall be available for inspection, examination and copying by the authorized representative of each selling Partner at its own expense upon five Business Days’ advance notice during such six-year period.

10.6 Code Section 83 Safe Harbor Election.

(a) By executing this Agreement, each Partner authorizes and directs the Partnership to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Section 83 Notice”) apply to any interest in the Partnership transferred to a service provider by the Partnership on or after the effective date of such Revenue Procedure in connection with services provided to the Partnership, provided that the Partnership shall so elect only if the Revenue Procedure is finalized in a form that is substantially similar to its proposed form in the Section 83 Notice. For purposes of making such Safe Harbor election, the General Partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Partnership and, accordingly, execution of such Safe Harbor election by the General Partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Section 83 Notice. The Partnership and each Partner hereby agrees to comply with all requirements of the Safe Harbor described in the Section 83 Notice, including, without limitation, the requirement that each Partner shall prepare and file all federal income tax returns reporting the income tax effects of each interest in the Partnership issued by the Partnership covered by the Safe Harbor in a manner consistent with the requirements of the Section 83 Notice.

(b) Each Partner authorizes the General Partner to amend Section 10.6(a) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership as set forth in Section 4 of the Section 83 Notice (e.g., to reflect changes from the rules set forth in the Section 83 Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to such Partner (as compared with the after tax consequences that would result to such Partner if the provisions of the Section 83 Notice applied to all interests in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership).

ARTICLE 11

DISSOLUTION AND LIQUIDATION

11.1 Termination and Dissolution. The Partnership shall terminate and dissolve upon the earliest to occur of the following:

11.1.1 Decision of Partners. The decision of the Executive Committee as a Major Decision to dissolve the Partnership.

11.1.2 Sale of Assets. The sale or other disposition of all or substantially all of the Partnership property other than cash and cash equivalents; provided that if the Partnership receives a note as consideration therefor, the Partnership shall not be dissolved until such note is paid in full.

11.1.3 Withdrawal of General Partner. The withdrawal or removal of the General Partner if at that time there is no other General Partner of the Partnership and a replacement General Partner is not appointed as described in Section 7.11.

11.1.4 Expiration of Term. The seventh anniversary of the date of this Agreement, as extended by up to two one-year extensions approved in each case by the Executive Committee.

The death, retirement, resignation, expulsion, bankruptcy or withdrawal of a Limited Partner shall not cause a dissolution of the Partnership.

11.2 Procedure. Upon dissolution of the Partnership pursuant to this Agreement or applicable law, the General Partner (or if there is none, a Person selected by the Limited Partners having a majority of the Percentage Interests of all of the Limited Partners) shall immediately commence to wind up its affairs. The General Partner or the Person appointed by the Limited Partners under the immediately preceding sentence is referred to as the “Liquidating Partner.” The Liquidating Partner shall take full account of the assets and liabilities of the Partnership, and shall thereafter liquidate the property of the Partnership. Notwithstanding dissolution of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement, but shall be confined to those activities reasonably necessary to wind up the Partnership’s affairs, discharge its obligations and preserve and distribute its assets as provided by this Article 11. The liquidation of the Partnership property shall be carried on in an orderly fashion over a reasonable period of time according to established and sound practices for the disposition of real property.

11.3 Distribution of Assets. Upon dissolution of the Partnership, the Liquidating Partner shall apply and distribute the Partnership assets in the following order of priority:

11.3.1 Creditors. Payment of the bona fide claims of creditors of the Partnership (including Partners and their Affiliates) and the expenses of liquidation, in the order of priority provided by law.

11.3.2 Reserves. Establishment of any Reserves which the Liquidating Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. The funds set aside as Reserves shall be deposited with a bank, as trustee, to be held by it in an interest-bearing account for disbursement under the direction of the Liquidating Partner in payment of contingent or unforeseen liabilities or obligations of the Partnership, and at the expiration of such period as the Liquidating Partner deems advisable, shall be distributed in accordance with the provisions set forth below.

11.3.3 Balance. The balance of the assets, if any, shall be distributed to the Partners in accordance with Article 5 by the end of such taxable year (or, if later, within 90 days after the date of such liquidation).

11.3.4 Deficit Make-Up Not Required. No Partner shall be required to make any payment to the Partnership, any Partner or any creditor of the Partnership or of any Partner by reason of having a deficit balance in its Capital Account following the liquidation of the Partnership or at any other time.

11.4 Distributions and Allocations. During the period of liquidation and winding up of the Partnership, the Partners shall continue to share in Distributions and Profits and Losses in the same manner as before dissolution pursuant to Articles 5 and 6.

11.5 Effective Date of Dissolution; In Kind Assets. Dissolution of the Partnership shall be effective as of the date of the occurrence of the event giving rise to dissolution as provided in Section 11.1, but the Partnership shall not terminate until the assets of the Partnership have been distributed as provided in Section 11.3. If any part of the assets of the Partnership consists of notes or accounts receivable, or other non-cash assets, the Liquidating Partner shall take whatever steps it deem necessary or appropriate to convert such assets into cash. Subject to obtaining the approval of the Executive Committee under Section 7.2.1, each Partner shall have the right to bid on and purchase any of the assets being sold.

11.6 Certificate of Cancellation. Upon completion of the liquidation of the Partnership and the distribution of all Partnership property, the Partnership shall terminate and the Liquidating Partner shall execute and record a Certificate of Cancellation of the Partnership as well as any and all documents required or considered advisable by the Liquidating Partner to effectuate and evidence the dissolution and termination of the Partnership.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of PECO-ARC. PECO-ARC represents and warrants to each other Partner as follows as of the date hereof:

12.1.1 PECO-ARC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

12.1.2 The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) have been duly and validly authorized by all necessary actions of PECO-ARC, and shall constitute the legal, valid and binding obligations of PECO-ARC enforceable against PECO-ARC in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

12.1.3 No consent, waiver, approval or authorization of or notice to any other Person (including any government entity) is required to be made, obtained or given by PECO-ARC in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

12.1.4 Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default under any term or provision of (A) any agreement to which PECO-ARC is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a government entity applicable to PECO-ARC, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon PECO-ARC or its assets.

12.1.5 PECO-ARC is a United States person within the meaning of Code Section 7701(a)(30).

12.1.6 PECO-ARC’s interest in the Partnership constitutes substantially all of its assets.

12.1.7 The “Adjusted Tax Basis” and the “Liabilities” shown for each Property on Exhibit B is true and correct as of the date of this Agreement.

12.2 Representations and Warranties of CBREI Investors. Each CBREI Investor represents and warrants to each other Partner as follows as of the date hereof:

12.2.1 Such CBREI Investor is duly organized, validly existing and in good standing under the laws of its place of organization.

12.2.2 The execution and delivery of the Transaction Documents have been duly and validly authorized by all necessary actions of the CBREI Investor, and shall constitute the legal, valid and binding obligations of the CBREI Investor enforceable against the CBREI Investor in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

12.2.3 No consent, waiver, approval or authorization of or notice to any other Person (including any government entity) is required to be made, obtained or given by the CBREI Investor in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

12.2.4 Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default under any term or provision of (A) any agreement to which the CBREI Investor is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a government entity applicable to the CBREI Investor, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon the CBREI Investor or its assets.

12.2.5 Each CBREI Investor will provide the Partnership with properly executed and timely IRS Forms W-8 (e.g., Form W-8IMY, Form W-88EN, Form W-8EXP) properly evidencing any claim of reduced or no withholding. Each CBREI Investor will be the type of entity that such CBREI Investor represents to be for U.S. tax purposes on such forms.

12.2.6 Such CBREI Investor is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act of 1933, as amended.

12.3 Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to each other Partner as follows as of the date hereof:

12.3.1 The Sub-Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

12.3.2 The execution and delivery of the Transaction Documents have been duly and validly authorized by all necessary actions of the Sub-Advisor, and shall constitute the legal, valid and binding obligations of the Sub-Advisor enforceable against the Sub-Advisor in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

12.3.3 No consent, waiver, approval or authorization of or notice to any other Person (including any government entity) is required to be made, obtained or given by the Sub-Advisor in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

12.3.4 Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default under any term or provision of (A) any agreement to which the Sub-Advisor is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a government entity applicable to the Sub-Advisor, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon the Sub-Advisor or its assets.

12.3.5 The Sub-Advisor is a United States person within the meaning of Code Section 7701(a)(30).

12.4 Brokers. Each Partner represents and warrants to each other Partner that it has not dealt with any real estate broker or finder in connection with the formation of the Partnership or its transactions contemplated herein. Each Partner (the “Indemnitor”) hereby indemnifies and holds harmless the Partnership, the Subsidiary REIT, each Property Entity and each other Partner from and against any and against any losses, costs and expenses resulting from any claim that may be made against any other Partner, the Partnership, the Subsidiary REIT or any Property Entity by any broker, or any other person, claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise by, through or on account of any alleged act of the Indemnitor or any of its Affiliates.

12.5 Survival. The representations and warranties provided for in this Article 12 shall survive the execution of this Agreement indefinitely. To the fullest extent permitted by law, the foregoing shall constitute an express waiver of any applicable statute of limitations on account of a Partner’s breach of its representations and warranties contained in this Article 12.

ARTICLE 13

MISCELLANEOUS

13.1 Amendments. This Agreement may be amended at any time and from time to time only by an amendment in writing, executed by each of the Partners.

13.2 Notices. All notices, demands, requests or other communications (collectively, “Notices”) which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by e-mail (with the original to be sent the same day by Federal Express or other nationally recognized overnight delivery service) or by Federal Express or other nationally recognized overnight delivery service addressed to the recipient at its address set forth below (or at such other address as the recipient may theretofore have designated in writing). Each Notice which shall be hand delivered or sent by Federal Express in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the day the Notice is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery), provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day), or if delivery is refused, then on the day that delivery of the Notice is refused by the addressee upon presentation, provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day). Each Notice which shall be e-mailed in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the date of such e-mail provided that (i) such e-mail is received (y) prior to 5:00 P.M. (EST) on a Business Day (if such email is received on a day that is not a Business Day or such email is received after 5:00 P.M. (EST) on a Business Day, such Notice shall be deemed given and received on the first Business Day following such day) and (ii) further provided that the original of such notice is sent by Federal Express or other nationally recognized overnight delivery service, as provided above. Subject to the above, all Notices shall be addressed as follows:

If to PECO-ARC:	175 E. 400 South, Suite 402 Salt Lake City, Utah 84111 Attention: Jeffrey Edison e-mail: jedison@phillipsedison.com

and

Phillips Edison – ARC Shopping Center Operating Partnership, L.P. 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: John Bessey e-mail: jbessey@phillipsedison.com

with a copy to:	DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612 Attention: Robert H. Bergdolt e-mail: robert.bergdolt@dlapiper.com

If to CBREI or any CBREI Investor:	In care of CBRE Investors 21 Bryanston Street London, W1H 7PR United Kingdom Attention: Stuart Savidge e-mail: gmmreporting@cbreinvestors.com

and

CBRE Investors 800 Bolyston St, Suite 2800 Boston, MA 02119 Attention: Scott D. Brown, CFA, and Justin D. Seaman e-mail: sbrown@cbreinvestors.com and jseaman@cbreinvestors.com with a copy to:
Jones Day 222 East 41st Street New York, New York 10017 Attention: Kent R. Richey, Esq. e-mail: krrichey@jonesday.com

If to the Sub-Advisor:	Phillips Edison NTR LLC 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: R. Mark Addy e-mail: maddy@phillipsedison.com

with a copy to:	DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612 Attention: Robert H. Bergdolt e-mail: robert.bergdolt@dlapiper.com

13.3 Construction. The provisions of this Agreement shall be construed as a whole according to their common meaning, not strictly for or against any Partner and consistent with the provisions herein contained, in order to achieve the business objectives and purposes of the Partnership. The Table of Contents and captions preceding the text of each Article and Section are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Agreement.

13.4 Further Assurances; Covenant to Sign Documents. Each Partner shall take all actions and do all things, and execute, with acknowledgement or affidavit if required, any and all documents and writings, that may be necessary or advisable in the creation of the Partnership, the achievement of its purposes, or the consummation of any matter covered by this Agreement, in accordance with the applicable terms and conditions of this Agreement.

13.5 Successors and Assigns. Subject to the limitations contained in this Agreement regarding Transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, successors, assigns and personal representatives. In addition, CBREI shall be a third party beneficiary entitled to enforce directly any rights granted to it under this Agreement, including rights of indemnification under Sections 8.4 and 8.5.

13.6 Entire Agreement. This Agreement, together with the letter agreement dated as of the date of this Agreement between the CBREI Investors and the Sub-Advisor, contains the entire agreement of the Partners relating to the rights granted and obligations assumed hereunder. Any prior correspondence, memoranda, agreements, warranties, representations, or other statements, documents or instruments, whether written or oral, are replaced in their entirety by this Agreement and the letter agreement described above.

13.7 No Waiver. The failure of a Partner to insist upon the strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Partner’s right to demand strict compliance in the future.

13.8 Governing Law. This Agreement, the affairs of the Partnership and the rights and obligations of the Partners hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

13.9 Waiver. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in Delaware, in respect of the interpretation and enforcement of this Agreement and the transactions contemplated hereby, and each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby irrevocably agrees that all claims with respect to any such action or proceeding shall be heard and determined in such a Delaware or Federal court.

13.10 Severability. Invalidation of any provision contained in this Agreement, or of the application thereof to any Person or circumstance, shall in no way affect any of the other provisions hereof, or the application of such provision to any other Person or circumstance, and the same shall remain in full force and effect.

13.11 Approvals. All approvals required hereunder shall be made in writing. The giving of an approval by a Partner in one instance shall not limit or waive the necessity to obtain such Partner’s approval in any other instance.

13.12 Days. Provisions in this Agreement relating to the number of days shall be calendar days, unless otherwise specified; provided that if the last day for any period to give notice, reply to a notice or to undertake any other action occurs on other than a Business Day, then the last day for undertaking the action or giving or replying to the notice shall be the next succeeding Business Day.

13.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which as executed shall constitute an original and all of which shall constitute one Agreement binding on all the Partners.

13.14 Guarantee. PECO-ARC OP, the sole member of PECO-ARC, hereby irrevocably and unconditionally guarantees, as primary obligor and not as surety, the timely payment and performance by PECO-ARC of its obligations under this Agreement. PECO-ARC OP hereby waives any rights, whether legal or equitable, statutory or non-statutory, to require the Partnership or any CBREI Investor to proceed against or to take any action against or pursue any remedy with respect to PECO-ARC or any other Person or to make presentment or demand for payment or give any notice of non-payment or non-performance before the Company or any CBREI Investor may enforce its rights hereunder against PECO-ARC OP.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the day and year first above written.

General Partner:	PAI GP LLC

	By:	/s/ R. Mark Addy
		Name:	R. Mark Addy
		Title:	President

Limited Partners:

CBREI Investors:	DURHAM COUNTY COUNCIL AS ADMINISTERING AUTHORITY OF DURHAM COUNTY COUNCIL PENSION FUND (UK PENSION)

	By:	/s/ Stuart Savidge
		Name:	Stuart Savidge
		Title:	Director, CBRE Investors

AMLIN CORPORATE INSURANCE N.V. (SWISS CORPORATE)

	By:	/s/ Stuart Savidge
		Name:	Stuart Savidge
		Title:	Director, CBRE Investors

AMLIN AG (DUTCH CORPORATE)

	By:	/s/ Stuart Savidge
		Name:	Stuart Savidge
		Title:	Director, CBRE Investors

[Signature Page to Limited Partnership Agreement of

PECO-ARC Institutional Joint Venture I, L.P.]

CB RICHARD ELLIS GLOBAL ALPHA SERIES S.A.R.L. ACTING IN ITS OWN NAME AND ON BEHALF OF CB RICHARD ELLIS GMM GLOBAL ALPHA FUND SERIES FCP-SIF – GLOBAL ALPHA OPEN-END FUND (LUXEMBOURG SICAV)

	By:	/s/ Stuart Savidge
		Name:	Stuart Savidge
		Title:	Director, CBRE Investors

TESCO PENSION TRUSTEES LIMITED AS TRUSTEE OF TESCO PLC PENSION SCHEME (UK PENSION)

	By:	/s/ Stuart Savidge
		Name:	Stuart Savidge
		Title:	Director, CBRE Investors

J SAINSBURY PENSION SCHEME TRUSTEES LIMITED (UK PENSION)

	By:	/s/ Stuart Savidge
		Name:	Stuart Savidge
		Title:	Director, CBRE Investors

Sub-Advisor:	PHILLIPS EDISON NTR LLC, a
Delaware limited liability company

	By:	/s/ R. Mark Addy
		Name:	R. Mark Addy
		Title:	President

[Signature Page to Limited Partnership Agreement of

PECO-ARC Institutional Joint Venture I, L.P.]

JOINDER

The undersigned, Phillips Edison-ARC Shopping Center Operating Partnership, L.P., hereby executes this Agreement not as a Partner but solely for the purpose of agreeing to be bound by Section 13.14 of this Agreement.

PHILLIPS EDISON-ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.

By:	PHILLIPS EDISON SHOPPING CENTER
OP GP LLC
Its: General Partner

	By:	PHILLIPS EDISON-ARC SHOPPING CENTER REIT INC.
Its: Managing Member

		By:	/s/ R. Mark Addy
		Name:	R. Mark Addy
		Title:	Chief Operating Officer

[Signature Page to Limited Partnership Agreement of

PECO-ARC Institutional Joint Venture I, L.P.]

SCHEDULE A

PARTNER NAMES, CAPITAL COMMITMENTS

AND PERCENTAGE INTERESTS

Partner	Capital Commitment	Percentage Interest

PECO-ARC:

PAI GP LLC	$52,040,816	51.00%

CBREI Investors:

Durham County Council as administering authority of Durham County Council Pension Fund (UK Pension)	$6,500,000	6.37%

Amlin Corporate Insurance N.V. (Swiss Corporate)	$3,800,000	3.72%

Amlin AG (Dutch Corporate)	$5,700,000	5.59%

CB Richard Ellis Global Alpha Series S.a.R.L. acting in its own name and on behalf of CB Richard Ellis GMM Global Alpha Fund Series FCP-SIF – Global Alpha Open-End Fund (Luxembourg SICAV)	$16,000,000	15.68%

Tesco Pension Trustees Limited as Trustee of Tesco Plc Pension Scheme (UK Pension)	$10,000,000	9.80%

J Sainsbury Pension Scheme Trustees Limited (UK Pension)	$8,000000	7.84%

Sub-Advisor:

Phillips Edison NTR LLC	$0	0%

TOTAL	$102,040,816	100%

EXHIBIT A

INVESTMENT STRATEGY

1. The Partnership shall invest in real property located in the United States for retail use, including necessity-based neighborhood and community shopping centers, multi-tenant shopping centers, and other retail real estate, with the investment goal of realizing on an overall portfolio basis aggregate Distributions to the Partners that constitute an annual average return with respect to their Capital Contributions of 10% and a return of their Capital Contributions.

2. Upon full investment of the Capital Commitments in Properties, the average per Property acquisition cost is not expected to exceed $20,000,000.

3. Each Property will have an acquisition capitalization rate of no less than 7.25% (in-place annualized).

4. Each Property will have an occupancy of no less than 80% of the rentable space with no vacant primary anchor tenant at the time of acquisition. “Primary anchor tenant” means a grocery or necessity based retailer that occupies 20% or more of the rentable space of the Property.

5. Except as provided below, the aggregate debt financing secured by the Properties will not exceed 50% of the aggregate gross asset value of the Properties as determined by the General Partner in its reasonable discretion as of the date such financing is obtained. Notwithstanding the immediately preceding sentence, (i) until the earlier of the date on which the Capital Commitments have been fully funded or the period for calling the Capital Commitments has expired, the General Partner may incur debt financing on the Properties in an aggregate amount of up to 60% of the aggregate gross asset value of the Properties as determined by the General Partner in its reasonable discretion, and (ii) if at any time after the Partners have contributed their Capital Commitments in full or the date for requesting Additional Contributions Amounts under Section 4.1 has passed, the General Partner determines in good faith that the anticipated revenues of the Partnership and the available funds of the Partnership at such time (including any Reserves, but only for the purpose for which the applicable Reserve is maintained) are not sufficient to pay all anticipated expenditures of the Partnership, the Subsidiary REIT and the Property Entities (including amounts required to maintain Reserves and pay all fees and expenses described in Section 7.3), the General Partner may incur debt financing on the Properties in the aggregate amount of up to 55% of the aggregate gross asset value of the Properties as determined by the General Partner in its reasonable discretion.

6. Leases governing no more than 35% of the total square footage leased to primary anchor tenants will expire in any single calendar year when fully invested.

7. Debt financing will be obtained by one of the following lenders:

COMPANY	Moody’s	S&P
Aflac Inc	A2 n	A- n
Allstate Corp	a3	a-
Banco Santander	aa2 n*	aa
Bank of America Corp	a2 n	A n
Bank of New York Mellon	AA2	aa-
Barclays	aa3	aa- n
BlackRock Inc/New York	A1	A+
BNP Paribas	Aa2	AA n
Capital One Financial Corp	baa1	bbb n
Citigroup Inc	A3 n	A n
Comerica Inc	A2 n	a- Na-
Commerce Bank NA	Aa2	A+
Credit Suisse	aa2 n	a
Deutsche Bank	aa3	a+
Fifth Third Bancorp	baa1	BBB
Genworth Financial Inc	baa3	BBB
Goldman Sachs	a1 n	a n
Hartford Financial	baa3	bbb
HSBC	Aa2 n	AA-
Huntington Bancshares	baa2	BBB
ING	aa3	a+
JPMorgan Chase & Co	aa3 n	a+ n
Keycorp	baa1	BBB+
Lincoln National	baa2	a-
M&T Bank Corp	a3 n*	a- n
MetLife Inc	a3 n	a- n
Morgan Stanley	a2 n	a n
New York Life Insurance Co	NR	AAA
Nomura	BAA2	BBB+
Northwestern Mutual Life Ins	Aaa	AAA
PNC Financial	a3 p	a
Principal Financial Group Inc	A3	BBB p
Protective Life Corp	baa2	a-
Prudential Financial Inc	baa2	a
Raymond James	baa2	bbb n
RBC Bank USA	A1	AA- p
Royal Bank Canada	Aa1	AA- P
Royal Bank Scotland	aa3	a+
Societe General	Aa2 n	A+
StanCorp Financial	baa1	a-
SunTrust Banks Inc	baa1	BBB
TD Bank US Holding Co	A1 n	AA- p
Travelers Cos Inc/The	a2	a- p
Unum Group	Baa3	bbb-
US Bancorp	aa3 n	a+
Wells Fargo & Co	a1	aa- n
Zions Bancorporation	B2 p	BBB- n

8. If the General Partner proposes to cause the Partnership to acquire any Property that the General Partner believes is within the Investment Strategy and the CBREI Investors do not believe is within the Investment Strategy, then the General Partner shall not have the right to cause the Partnership to complete the proposed acquisition without the prior written consent of the CBREI Investors, and the General Partner or any Affiliate of the General Partner shall have the right to complete the proposed acquisition exclusively on its own behalf without any participation by the CBREI Investors.

EXHIBIT B

PROPERTY ENTITIES CONTRIBUTED BY PECO-ARC

Property Entity	Property	Adjusted Tax Basis	Gross Asset Value	Liabilities	Net Asset Value
Lakeside (Salem) Station LLC	Lakeside Plaza	8,750,000.00	8,940,102.29	6,125,000.00	2,815,102.29
Snowview Station LLC	Snowview Plaza	12,300,000.00	12,451,069.00	8,570,000.00	3,881,069.00
St. Charles Station LLC	St. Charles Plaza	10,100,000.00	10,319,778.03	6,750,000.00	3,569,778.03

Total		31,150,000.00	31,710,949.32	21,445,000.00	10,265,949.32

B-1

EXHIBIT C

REIT GUIDELINES

1.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will enter into, as direct or indirect, lessor or licensor, any lease, license, concession or other agreement or permit any sublease, license, concession or other agreement that provides for rent based in whole or in part on the income or profits of any Person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any Person (without reduction for any sublessor costs in the case of any sublease).

2.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will lease, as direct or indirect lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease.

3.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will acquire or hold any debt investments, excluding for these purposes “debt” solely between wholly-owned subsidiaries of the Partnership, unless (i) the amount of interest income received or accrued by the Partnership under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (ii) the debt is fully and adequately secured by mortgages on real property or on interests in real property.

4.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will acquire or hold, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership for United States federal income tax purposes, or (ii) has properly elected to be a “taxable REIT subsidiary” of PECO-ARC REIT by jointly filing with REIT IRS Form 8875.

5.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will make an election or take any action or fail to take any action that would cause the Partnership or any subsidiary or affiliate of the Partnership to be treated as (i) an entity that is not classified as a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code.

6.

Neither the Partnership, the Subsidiary REIT nor any Property Entity will enter into any agreement under which the Partnership, the Subsidiary REIT or Property Entity receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Partnership, the Subsidiary REIT or any Property Entity other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which neither the Partnership, the Subsidiary REIT nor any Property Entity, directly or indirectly, derives revenue or (B) a taxable

C-1

REIT subsidiary that is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the tenants of the Partnership, the Subsidiary REIT or Property Entity).

7.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will enter into any agreement if a material amount of income received or accrued by the Partnership, the Subsidiary REIT or Property Entity under the agreement, directly or indirectly, does not qualify as either (i) ”rents from real property” or (ii) ”interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856 of the Code.

8.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will hold cash available for operations or distribution in any manner other than a traditional bank checking or savings account.

9.	Neither the Partnership, the Subsidiary REIT nor any Property Entity will sell or dispose of any property, subsidiary or other asset prior to (i) the completion of a two-year holding period beginning on the date the Partnership, the Subsidiary REIT or Property Entity acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857(b)(6)(C) of the Code necessary for the avoidance of a prohibited transaction tax on the REIT. Notwithstanding the foregoing, the Partnership, the Subsidiary REIT or a Property Entity may sell or dispose of any such property, subsidiary or asset on prior written notice from the General Partner to each Partner.

C-2

EXHIBIT D

FORM OF CONTRIBUTION AGREEMENT

D-1

CONTRIBUTION AGREEMENT

i

(continued)

EXHIBITS

Exhibit A	The Company
Exhibit B	Description of Real Property
Exhibit C	Description of Loan
Exhibit D	Schedule of Existing Title Insurance Policy
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Schedule of Leases
Exhibit G	Schedule of Contracts
Exhibit H	Rent Roll
Exhibit I	Schedule of Leasing Commission Agreements
Exhibit J	Percentage Rent and CAM

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made this      day of                     , 2011, by and between PECO-ARC Institutional Joint Venture I, L.P., a Delaware limited partnership (the “Partnership”) and Phillips Edison – ARC Shopping Operating Partnership, L.P., a Delaware limited partnership (“Contributor”).

R E C I T A L S:

A. Pursuant to the provisions of a certain Limited Partnership Agreement dated September 20, 2011 (the “Partnership Agreement”) Contributor, certain “CBREI Investors” party thereto (each a “CBREI Investor”) and Phillips Edison NTR LLC, a Delaware limited liability company (“Sub-Advisor”), formed and are the sole partners of the Partnership.

B. Contributor is the sole member of a certain limited liability company described in Exhibit A (the “Company”), which is the fee owner of certain property described in Exhibit B (collectively, the “Real Property”) and the owner of the Intangible Personal Property, the Tangible Personal Property, the Contracts, the Leases and the Licenses (all as hereinafter defined and, together with the Real Property are collectively referred to herein as the “Property”).

C. The Partnership Agreement requires Contributor to contribute its membership interests in the Company (the “Company Interests”) to the Partnership as part of its “Capital Contribution” (as defined in the Partnership Agreement) as a partner of the Partnership, subject to the terms of the Partnership Agreement, all upon the terms and conditions set forth in this Agreement.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and the Partnership hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the other terms defined elsewhere herein, the following terms as used herein shall have the respective meanings indicated below:

Agreement: This Contribution Agreement, including the Exhibits attached hereto which are incorporated herein and made a part hereof by this reference.

Assignment: As defined in Section 2.1.

Capital Contribution Amount: As defined in Section 2.2.

Closing: The consummation of the transaction contemplated by this Agreement.

Closing Date: As defined in Section 9.1.

Contracts: All written or oral (i) insurance, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, management, leasing, supply, purchase, consulting, professional service, advertising, promotion, public relations, construction contracts and commitments, and equipment warranties (excluding the Leases and the recorded documents evidencing the Permitted Title Exceptions) in any way related to the Property or any part thereof which have been entered into by or are binding upon the Company or the Property, or pursuant to which goods, services and supplies are furnished to the Company or the Property, which will survive the Closing; (ii) equipment leases and all rights and options of the Company thereunder, including rights to renew or extend the term or purchase the leased equipment, relating to equipment leased by or on behalf of the Company, located in or upon the Real Property or used in connection therewith, which will survive the Closing; and (iii) guarantees and warranties which benefit the Company in effect with respect to the Property or any portion thereof.

GAAP. United States generally accepted accounting principles.

Hazardous Materials: As defined in Section 7.1(w).

Intangible Personal Property: All of the Company’s rights, if any, to the trade names of each Real Property and all other logos, designs, trade names, trademarks, service marks and applicable telephone number or numbers, and other intellectual property used by the Company in connection with the ownership and operation of the Property, together with the goodwill of the business appurtenant thereto.

Leases: All leases, tenancies and rental agreements (other than subleases or similar agreements to which the Company is not a party and which are not binding on the Company) with respect to space within the Real Property, and all modifications, extensions, amendments and guarantees thereof and all related correspondence, notices and documentation.

Leasing Commission Agreement: All brokerage or leasing commission agreements with respect to the leasing of the Property.

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction of the Property and the operation thereof (including, for purposes hereof, any local Board of Fire Underwriters).

Lenders: The lender set forth on Exhibit C hereto.

Licenses: All licenses, franchises, certifications, authorizations, certificates of occupancy, notices, approvals and permits issued or approved by any governmental authority and relating to the Company’s (and not any tenant’s) operation, ownership and maintenance of the Real Property or Personal Property or any part thereof including elevator permits, machinery permits, business licenses, ingress and egress permits and the like.

Loans: That certain first mortgage loan described on Exhibit C hereto and secured by the Property.

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Loan Documents: All documents evidencing or securing the Loan.

New Title Policy: Date-down endorsements of the Company’s existing title insurance policy, as set forth on Exhibit D hereto, dated as of the Closing Date or an ALTA Owner’s Title Insurance Policy Form B-1970 issued by Title Insurer as of the date of Closing Date in the amount set forth on Exhibit C hereto, insuring the Company as the owner of fee title to the Real Property, subject to the Permitted Title Exceptions, and with such endorsements thereto as the Partnership may require, including a non-imputation endorsement waiving any limitation on coverage due to the knowledge of the Company, Contributor and their respective affiliates prior to the Closing Date.

Permitted Title Exceptions: The matters listed as exceptions in the title insurance policies set forth in Exhibit D.

Real Property: The land parcels described on Exhibit B, together with the grocery store anchored shopping center listed on Exhibit B constructed thereon, together with all other improvements thereon or therein (including all replacements or additions thereto between the date hereof and the Closing Date); all systems, facilities, fixtures, machinery, equipment and conduits owned by the Company to provide fire protection, security, heat, exhaust, ventilation, air-conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto; all shrubs, trees and plants thereon; all oil, gas, water and mineral rights, whether or not appurtenant thereto, owned by the Company; all easements and appurtenances thereto belonging and all right, title and interest of the Company in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof).

Restricted Person: Any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, or other entity which (i) is included on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), (ii) resides or has a place of business in a country or territory named on an OFAC list or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering or transfers its funds from or through such a jurisdiction, (iii) resides in or is organized under the laws of a jurisdiction designated by the Secretary of the Treasury of the United States as warranting special measures due to money laundering concerns, (iv) is a senior foreign political figure, member of a senior foreign political figure’s immediate family or close associate of a senior foreign political figure (as each is defined below), or (v) is a foreign shell bank (as defined below). For purposes of this definition, senior foreign political figure means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a senior foreign political figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. The immediate family of a senior foreign political figure includes the senior foreign political figure’s parents, siblings, spouse, children and in-laws. A close associate of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure. For purposes of this definition,

3

“foreign shell bank” means a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision.

Surveys: A survey of the Property prepared by a surveyor licensed by the state in which the Property is located, which is prepared in accordance with the current Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Land Title Association and American Congress on Surveying and Mapping.

Tangible Personal Property: All tools, machinery, equipment, fixtures, furnishings, advertising materials (including leasing brochures, drawings and other marketing or promotional materials), letterheads, envelopes, signs, supplies and other tangible personal property situated in or upon or used in connection with the operation or maintenance of the Real Property or any part thereof, owned by the Company, and all replacements thereto between the date hereof and the Closing Date.

Tax or Taxes: All taxes, fees, levies or other assessments imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including income, gross receipts, excise, real and personal property, premiums, municipal, capital, value-added, goods and services, consumption, sales, transfer, license, payroll and franchise taxes, and such term shall include any interest, penalties or additions to tax attributable to such taxes, fees, levies or other assessments.

Title Insurer:                     Title Insurance Company.

ARTICLE 2

CONTRIBUTION

2.1 Contribution. Subject to the conditions and on the terms contained in this Agreement, Contributor agrees to contribute, assign and set over unto the Partnership the Company Interests free and clear of all liens, charges, encumbrances, pledges and security interests and as a contribution to the capital of the Partnership. Said contribution shall be effected on the Closing Date pursuant to an instrument (the “Assignment”) in the form of Exhibit E.

2.2 Capital Contribution Amount. Pursuant to the Partnership Agreement, on the Closing Date Contributor will be credited with having made a “Capital Contribution” (as defined in the Partnership Agreement) in an amount (the “Capital Contribution Amount”) equal to (i) the “Gross Asset Value” (as defined in the Partnership Agreement) of the Property, less (ii) the amount of all of the liabilities of the Company and any other liabilities encumbering the Property as of the Closing Date, and (iii) as further adjusted as provided in Section 5.1 with respect to prorations and closing expenses. The Capital Contribution Amount will be set forth on the settlement statement executed by the Partnership and Contributor on the Closing Date (subject to post-closing adjustment as provided herein).

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ARTICLE 3

SURVEY

3.1 Surveys. Contributor has delivered to the Partnership a true, correct and complete copy of the most current existing Survey for the Real Property.

ARTICLE 4

TITLE AND SEARCHES

4.1 Title. Contributor has delivered to the Partnership the title insurance policy listed on Exhibit D, together with a copy of each document of record reflected therein. On the Closing Date, Contributor shall cause the Title Insurer to issue the New Title Policy.

4.2 Searches. Contributor has furnished to the Partnership searches confirming the absence of security interests, judgments, tax liens and bankruptcy proceedings affecting (i) the Company interest in the Property (except Permitted Title Exceptions), (ii) the Company Interests or (iii) the Company.

ARTICLE 5

PRORATIONS; TAX ALLOCATIONS

AND CLOSING EXPENSES

5.1 Prorations.

(a) Contributor and the Partnership shall jointly prepare not less than five (5) days prior to the Closing Date, a closing settlement statement estimating the closing prorations and adjustments of the following items (without duplication of one another or any other provision hereof):

(i) All rents billed for the month in which the Closing Date occurs will be prorated as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Cut-Off Time”) based on the amounts billed and the actual number of days in the month during which the Closing Date occurs; and Contributor will be entitled to such rent for the period on and before the Cut-Off Time, and the Partnership will be entitled to such rent for the period after the Cut Off Time. All rents payable by each tenant whose Lease commences on or after the Closing shall belong entirely to the Partnership, including any pre-paid rents received by Contributor or the Company. Should rent be received subsequent to Closing by the Partnership or the Company which belongs to Contributor, it will be promptly remitted to Contributor, and should rent be received subsequent to Closing by Contributor which belongs to the Partnership, it will promptly be remitted to the Partnership. If the Company collects any rent after the Closing Date from any tenant who was delinquent in the payment of rent as of the Closing Date, such rent shall be applied by the Company (1) first to the reimbursement of any cost or expense (including

5

attorney fees) incurred by the Company or its agents in collecting such rent, (2) second, the remainder to the calendar month in which the Closing Date occurred, (3) third, the remainder to any calendar month or months following the calendar month in which the Closing Date occurred, until the tenant is current with respect to all rents payable after the Closing Date, and (4) finally any remainder to calendar months prior to the month in which the Closing Date occurred.

(ii) An amount equal to all cash tenant security deposits previously received by Contributor (or its predecessors as landlord under the Leases), to the extent not previously returned to such tenants or applied against rent or other obligations of tenants, will be credited to the Partnership.

(iii) Rent and other charges owed or paid by Contributor under any ground lease, if applicable, will be prorated as of the Cut-Off Time.

(iv) Personal property Taxes, gas, electric, steam, water and sewer charges, and other utility charges (utility charges will be prorated based on the last reading of meters prior to Closing performed at Contributor’s request, if possible) as of the Cut-Off Time.

(v) Real property Taxes will be prorated as of the Cut-Off Time.

(vi) Amounts owed or paid by Contributor under the Licenses will be prorated as of the Cut-Off Time.

(vii) Amounts owed or paid by Contributor under any reciprocal easement agreement will be prorated as of the Cut-Off Time.

(viii) Leasing commissions, tenant improvement allowances and other leasing costs for each Lease will be amortized over the term of the Lease in accordance with US GAAP. Leasing costs paid by the Company prior to the Cut-Off Time in excess of the portion of such costs amortized prior to the Cut-Off Time will be treated in accordance with US GAAP and credited to Contributor.

(ix) An amount equal to any utility deposits posted by the Company with utilities as of the Cut-Off Time will be credited to Contributor.

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(x) An amount equal to any escrows posted by the Company with the Lenders pursuant to the Loan Documents will be credited to Contributor.

(xi) The principal amount of, and all accrued and unpaid interest on the Loan as of the Cut-Off Time will be credited to the Partnership in computing the Capital Contribution Amount.

(xii) Except as otherwise provided herein, all other cash, including working capital, bank account balances or other cash-equivalents, held by the Company as of the Cut-Off Date will be credited to Contributor (and will continue to be held by the Company).

(xiii) Except as otherwise provided herein, all other liabilities of the Company, current or contingent (e.g., accrued expenses or accounts payable), as of the Cut-Off Time will be credited to the Partnership, to the extent that such liabilities would be required to appear on the Company’s balance sheet prepared in accordance with GAAP.

(xiv) Except as otherwise provided herein, all other pre-paid expenses of the Company as of the Cut-Off Time will be credited to Contributor.

(xv) All amounts for costs of Closing in accordance with Section 5.2.

(xvi) Such other matters as are customarily prorated in similar transactions where the Property is located will be prorated as of the Cut-Off Time.

(b) Prorations and/or adjustments shall be effected at Closing by increasing the Capital Contribution Amount (if the prorations and/or adjustments result in a net credit to Contributor) or by reducing the Capital Contribution Amount (if the prorations and/or adjustments result in a net credit to the Partnership).

(c) If the actual amounts of the items prorated and/or adjusted are not known as of the Closing Date, the prorations and/or adjustments will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations and/or re-adjustments will be made on the basis of the actual figures, and a final computation of the Capital Contribution Amount will be made by Contributor and the Partnership not later than the date that is one hundred eighty (180) days following the end of the calendar year during which Closing occurs.

(d) If the Closing Date shall occur before the real property tax rate is fixed, the apportionment of Taxes shall be upon the basis of the tax rate for the preceding fiscal year applied to the latest assessed valuation. If, subsequent to the Closing Date, Taxes

7

are determined to be higher or lower than those that were apportioned, a new computation shall be made, and a re-proration or adjustment of the Capital Contribution Amount will be effected.

(e) Percentage rent, if any, payable under any Lease shall be prorated with respect to the full lease year or other applicable full period provided for under the Lease in which the Closing occurs on a per diem basis as and when collected. The proration of percentage rent, if any, shall be based on aggregate sales for the full lease year or other applicable full period under the Lease, by attributing tenant’s specific periodic sales amount to the period before the Closing Date and the period from and after the Closing Date and then applying the applicable percentage rent percentage. Any percentage rent collected by the Company after Closing (including any percentage rent which is delinquent) and pertaining to (i) an entire lease year or accounting period of a tenant under a Lease which ends on a date prior to the Closing Date or (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter, shall in both cases be paid to Contributor promptly after receipt by the Company.

5.2 Income Tax Allocations. For federal, state and local income tax purposes, Contributor and the Partnership will cause the Company to allocate all items of profit and loss for the tax year in which the Closing occurs to Contributor and the Partnership as of the Cut-Off Time based on the “closing of the books” method.

5.3 Closing Expenses. The Partnership (or its designee under Section 9.6) will bear the cost (not to exceed $125,000 in the aggregate, together with all other costs incurred by the Partnership or the Contributor in negotiating this Agreement and the Partnership Agreement and all other costs of organizing the Partnership and the contribution by Contributor or its affiliates of additional properties to the Partnership) for all closing costs and expenses incurred in completing the Closing, including: (i) the legal expenses of the Partnership and Contributor in connection with the subject transaction, (ii) title insurance premiums, (iii) survey costs, (iv) lien searches, (v) Lender consent fees or other charges, (vi) transfer taxes and (vii) recording fees and stamp duties. Any such expenses or costs required to be borne by the Partnership (or its designee) shall, at the Partnership’s election either (i) be paid by the Partnership (or its designee) or (ii) be paid by Contributor, in which case under this clause (ii) Contributor shall receive an additional credit to its Capital Contribution Amount for such payments, as reflected on the settlement statement.

ARTICLE 6

BROKERAGE

6.1 Brokerage. Each of Contributor and the Partnership hereby represents and warrants to the other party that neither of them has dealt with any broker or finder in respect to the transactions contemplated hereby, and each such party hereby agrees to indemnify the other party for any claim for brokerage commission or finder’s fee asserted by a person, firm or corporation claiming to have been engaged by either of them.

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ARTICLE 7

REPRESENTATIONS OF CONTRIBUTOR

7.1 Representations of Contributor. Contributor hereby represents and warrants to the Partnership that:

(a) Due Organization and Authority. Contributor has full right, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Contributor of this Agreement and any other documents required of Contributor hereunder and the performance and observance of all of its terms, conditions and obligations, have been or will be duly authorized by all necessary actions of Contributor. Performance of this Agreement will not result in a breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement or other instrument to which Contributor is a party or by which Contributor or the Property are bound. Contributor is a limited partnership validly formed and duly organized and existing under the laws of Delaware.

(b) Consents. No consent, waiver, approval or authorization is required from any person or entity (including the Lenders) in connection with the execution and delivery of this Agreement by Contributor or the performance by Contributor of the transactions contemplated hereby.

(c) Bankruptcy. Neither Contributor nor the Company has (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(d) The Company. Since its formation the sole business of the Company has been to acquire, own, manage, develop, operate, finance, refinance, lease, sell and otherwise deal with and dispose of part or all of the Property and conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the forgoing activities.

(e) No Employees. The Company does not have and has never had any employees.

(f) Ownership of Company Interests. The Company Interests to be assigned to the Partnership have been duly authorized and issued and are free and clear of all liens, security interests and encumbrances of any kind and nature whatsoever. The Company Interests represent 100% of the outstanding equity interests in the Company, and there are no options, warrants, subscription rights or rights of conversion or exchange that would obligate the Company to issue additional equity interests.

9

(g) No Purchase Options. Neither Contributor nor the Company has granted any tenant or other person the option or right (including any right of first refusal) to purchase the Property or any interest in the Company.

(h) Taxes. Either Contributor or the Company has timely filed all tax returns required to be filed by the Company and has paid (or Contributor has caused to be paid on its behalf) all Taxes shown on such tax returns as required to be paid by it, and all such tax returns are complete and accurate in all material respects. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company, and no requests for waivers of the time to assess any such Taxes are pending. No tax returns of the Company are currently being audited by any applicable taxing authority. All payments for withholding Taxes, unemployment insurance and other amounts required to be withheld and deposited or paid to all taxing authorities have been so deposited or paid by the Company on or before the applicable due date.

(i) Leases. The Leases listed in Exhibit F hereto are all of the Leases affecting the Real Property and are in full force and effect. Except as disclosed in Exhibit F: (i) no tenant is in arrears for rent for more than 30 days; (ii) Company has not received any advance payment of rent on account of any of the Leases (other than for the current month); (iii) no default of which the Company is aware on its part as landlord exists or remains unremedied; (iv) true and correct copies of the Leases have been delivered to the Partnership, and the Leases have not been modified except to the extent that such modifications are disclosed in the Leases or any documents attached thereto; (v) except as described in the Leases, tenants are not entitled to any concession, rebate, allowance or free rent for any period subsequent to the Closing Date; and (vi) the tenants under the Leases have no deed, option or other interest in the Property, except their interest as tenant under the Leases.

(j) Rent Roll. To Contributor’s knowledge, the rent roll attached hereto as Exhibit H is true, correct and complete and reflects, with respect to each Lease: (i) the space occupied, (ii) the name of the tenant, (iii) the term of the Lease, (iv) the security or other deposit collected and/or applied. To Contributor’s knowledge, the Exhibit J attached hereto is true, correct and complete and reflects, with respect to each Lease: (i) the base and percentage rent payable by the tenant and (ii) the share of CAM and other charges payable by the tenant.

(k) Contracts. The Contracts listed in Exhibit G hereto are all of the Contracts currently affecting the Property, true and correct copies of which have been delivered to the Partnership. Each of the Contracts is in good standing and in full force and effect and has not been modified or amended, except as indicated in Exhibit G hereto.

(l) Leasing Commission Agreements. To Contributor’s knowledge, the only Leasing Commission Agreements currently affecting the Property are listed on Exhibit I hereto, true and correct copies of which have been delivered to the Partnership.

10

(m) Loan Documents. The Loan Documents listed in Exhibit C are all of the agreements evidencing, securing or otherwise providing for the Loan and the obligations of the Company thereunder, true and correct copies of which have been delivered to the Partnership.

(n) No Other Agreements. Except for the Loan Documents, the Leasing Commission Agreements, the Contracts and the Leases, the Company is not a party to any written agreement pertaining to the Property or its operation which will survive Closing.

(o) Title to Tangible Personal Property. The Company owns the Tangible Personal Property and each item thereof free and clear of liens, security interests, encumbrances, except as reflected in the Permitted Title Exceptions.

(p) Title to Intangible Personal Property. The interest of the Company in the Contracts, Leases, Licenses and Intangible Personal Property is free and clear of all encumbrances and has not been pledged, transferred or assigned to any other persons except as reflected in the Permitted Title Exceptions.

(q) Partnership Agreement. The acquisition and ownership by the Partnership of the Property does not violate any provision of the Partnership Agreement and is consistent with the Partnership’s “Investment Strategy” and “REIT Guidelines” (as such terms are defined therein).

(r) Litigation. There is no pending litigation or other legal proceedings with respect to the ownership or operation of the Property or any part thereof other than those claims which are adequately covered by existing insurance policies.

(s) Violations of Legal Requirements. The Company has received no written notice of any violations of Legal Requirements in respect to the Property which have not been corrected.

(t) Condemnation, Taxes, Assessments. The Company has received no written notice of any existing, pending, or threatened (i) condemnation of any part of the Real Property; (ii) widening, change of grade or limitation on use of streets abutting the Real Property; (iii) special tax or assessment to be levied against the Real Property; or (iv) change in the zoning classification of the Real Property.

(u) Utilities. The Company has received no notice of the actual or threatened reduction or curtailment of any utility service now supplied to the Property.

(v) Insurance. The Company has maintained insurance policies at all times during its ownership of the Property, with financially sound and reputable insurers, covering risks of a character usually insured against by property owners engaged in the same or similar business (including all-risk casualty and general liability coverage), and the Company has paid all premiums due under such insurance policies.

11

(w) Environmental Matters. Except for matters disclosed in any environmental reports delivered to or obtained by the Partnership, Contributor has received no written notice that any Hazardous Materials (as defined below) are located on the Property in violation of applicable environmental laws or that the Company or the Property is in violation of applicable environmental laws. The term “Hazardous Materials” shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of in which a Property is located, or the United States Government and which is (i) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” or “restricted hazardous waste” under any provision of applicable local law; (ii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1317); (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); or (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(x) Balance Sheet. Contributor has delivered or caused to be delivered to the Partnership the balance sheet of the Company as of the end the most recent month, which balance sheet has been prepared in accordance with GAAP and, to Contributor’s knowledge, presents fairly, in all material respects, the financial position of the Company as of such date. To Contributor’s knowledge, the Company has no liabilities which are not reflected on such balance sheet, other than liabilities incurred by it in the ordinary course of owning and operating the Property since the date of such balance sheet, all of which liabilities have been taken into account in computing the Capital Contribution Amount.

(y) Non-Foreign Entity. Contributor is not a “foreign person” or pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(z) Restricted Person. Neither Contributor nor the Company, nor, to Contributor’s knowledge, any of Contributor’s owners, is a Restricted Person.

ARTICLE 8

INDEMNITY

8.1 Indemnity. Contributor hereby agrees to indemnify, defend and hold the Partnership harmless from and against any and all loss, damage, liability and expense (including reasonable attorneys’ fees and other litigation expense) which the Partnership may suffer, sustain or incur as a result of (i) any misrepresentation or breach of warranty by Contributor, and (ii) any Taxes arising from or relating to the Company Interest, the Company or the Property, but only to the extent the same relate to the period prior to the Cut-Off Time.

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ARTICLE 9

CLOSING

9.1 Closing. The Closing shall take place on the date mutually agreed by Contributor and the Partnership (the “Closing Date”), but only after both (i) Contributor shall have delivered to the Partnership the Survey, title insurance policy and other documents required by Articles 3 and 4 and copies of the Leases, Rent Roll, Leasing Commission Agreements, Contracts and other documents contemplated by Contributor’s representations under Article 7 and (ii) the Partnership shall have confirmed to Contributor that it is satisfied with such deliveries and is ready to complete the Closing. Contributor shall promptly notify the Partnership if the Property suffers any material casualty; and in that event, at the election of the Partnership either (i) such casualty shall have been repaired prior to Closing or (ii) the Company shall retain the insurance proceeds, and the Partnership shall receive a proration credit against the Capital Contribution Amount in respect of any insurance deductible amount.

9.2 Contributor’s Deliveries. On the Closing Date Contributor shall deliver or cause to be delivered to the Partnership the following closing documents, each of which shall be in form and substance reasonably acceptable to the Partnership:

(a) New Title Policy; and

(b) The Assignment.

9.3 Partnership’s Deliveries. On the Closing Date, the Partnership shall deliver or cause to be delivered to Contributor the Acceptance to the Assignment in the form of Exhibit E.

9.4 Concurrent Deliveries. The Partnership and Contributor shall deliver to each other at closing an agreed settlement statement duly executed by the respective parties.

9.5 Concurrent Transactions. All documents or other deliveries required to be made by the Partnership or Contributor at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by the Partnership or Contributor shall have been made, and all concurrent or other transactions shall have been consummated.

9.6 Designated Subsidiary. The Partnership may designate one or more of its “Property Entities” or the “Subsidiary REIT” (as such terms are defined in the Partnership Agreement) to consummate the acquisition of the Company Interest contemplated by this Agreement, in which case all references to “the Partnership” in this Agreement shall be deemed to include such Property Entities or REIT Subsidiary; provided, however, that notwithstanding such designation the Capital Contribution Amount shall constitute a contribution to the equity capital of the Partnership.

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ARTICLE 10

NOTICES

10.1 Notices. All notices, demands, requests or other communications (collectively, “Notices”) which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by e-mail (with the original to be sent the same day by Federal Express or other nationally recognized overnight delivery service) or by Federal Express or other nationally recognized overnight delivery service addressed to the recipient at its address set forth below (or at such other address as the recipient may theretofore have designated in writing). Each Notice which shall be hand delivered or sent by Federal Express in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the day the Notice is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery), provided that if delivery is refused, then on the day that delivery of the Notice is refused by the addressee upon presentation. Each Notice which shall be e-mailed in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the date of such e-mail provided that the original of such notice is sent by Federal Express or other nationally recognized overnight delivery service, as provided above. Subject to the above, all Notices shall be addressed as follows:

If to the Partnership, to:	In care of CBRE Investors 21 Bryanston Street London, W1H 7PR United Kingdom Attention: Stuart Savidge e-mail: gmmreporting@cbreinvestors.com,

and

CBRE Investors 800 Bolyston St, Suite 2800 Boston, MA 02119 Attention: Scott D. Brown, CFA, and Justin D. Seaman e-mail: sbrown@cbreinvestors.com, jseaman@cbreinvestors.com

and

Phillips Edison NTR LLC 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: R. Mark Addy e-mail: maddy@phillipsedison.com

14

With copies to:	Jones Day 222 East 41st Street New York, New York 10017 Attention: Kent R. Richey, Esq. e-mail: krrichey@jonesday.com

DLA Piper LLP (US) 4141 Parklane Avenue, Suite 300 Raleigh, North Carolina 27619 Attention: Robert H. Bergdolt e-mail: robert.bergdolt@dlapiper.com

If to Contributor to:	Phillips Edison – ARC Shopping Center Operating Partnership, L.P. 175 E. 400 South, Suite 402 Salt Lake City, Utah 84111 Attention: Jeffrey Edison e-mail: jedison@phillipsedison.com

and

Phillips Edison – ARC Shopping Center Operating Partnership, L.P. 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: John Bessey e-mail: jbessey@phillipsedison.com

With a copy to:	DLA Piper LLP (US) 4141 Parklane Avenue, Suite 300 Raleigh, North Carolina 27619 Attention: Robert H. Bergdolt e-mail: robert.bergdolt@dlapiper.com

ARTICLE 11

GENERAL

11.1 Entire Agreement, Amendments and Waivers. This Agreement and the Partnership Agreement contain the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived, except by an instrument in writing signed by the party to be bound thereby. The waiver of any term or provision of this Agreement shall not constitute a waiver of any other term or provision of this Agreement, nor shall the right to require any enforcement of any term or provision of this Agreement be permanently waived, if a continuing breach of any such term or provision arises. If the provisions of this Agreement shall conflict with the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

15

11.2 Construction. The provisions of this Agreement shall be construed as a whole according to their common meaning, not strictly for or against any party and consistent with the provisions herein contained. The Table of Contents and captions preceding the text of each Article and Section are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Agreement.

11.3 Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing as shall be necessary or desirable to perform this Agreement and consummate and effect the transactions contemplated hereby.

11.4 Survival and Benefit. The representations, warranties, agreements, obligations and indemnities of the parties shall survive Closing without limit, and the same shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the representations and warranties set forth in Sections 7.1(i) through (z) shall survive for a period of only one year following the Closing Date, and any claims which may be made thereunder after said one-year anniversary shall be forever barred; provided further, however, that, if notice of any such claim is given prior to the end of such one-year period, then such claim shall survive until such later date as such claim is finally resolved.

11.5 No Waiver. The failure of a party to insist upon the strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such party’s right to demand strict compliance in the future.

11.6 Governing Law. This Agreement, and the rights and obligations of the parties hereto shall be governed by and interpreted in accordance with the laws of the State of Delaware.

11.7 Interpretation.

(a) The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

(b) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement.

(c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

(d) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

16

(e) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

(f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or material holiday, such time for performance shall be extended to the next business day. Otherwise, all references herein to “days” shall mean calendar days.

(h) Time is of the essence of this Agreement.

(i) If any provision hereof or the application of any such provision to any particular person or circumstance is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof or the application of such provision to different person(s) or circumstance(s), as the case may be.

11.8 Consents and Approvals. Whenever consents or approvals are required under the terms of this Agreement, said consents or approvals shall be in writing.

11.9 Publicity. Either party may issue press releases, advertisements and other promotional materials describing such party’s participation in the subject transaction; provided, however, that the other party shall have the right to approve all references to it in any press release, advertisement or promotional materials in advance of issuance.

11.10 Waiver. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in Delaware, in respect of the interpretation and enforcement of this letter agreement and the transactions contemplated hereby, and each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts. Each party hereby irrevocably agrees that all claims with respect to any such action or proceeding shall be heard and determined in such a Delaware or Federal court.

11.11 Severability. Invalidation of any provision contained in this Agreement, or of the application thereof to any Person or circumstance, shall in no way affect any of the other provisions hereof, or the application of such provision to any other Person or circumstance, and the same shall remain in full force and effect.

17

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which as executed shall constitute an original and all of which shall constitute one Agreement binding on all the parties.

[Signature Page Follows.]

18

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Contributor:

PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

The Partnership:

PECO-ARC INSTITUTIONAL JOINT VENTURE I, L.P.

By:
Name:
Title:

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EXHIBIT A

THE COMPANY

A-1

EXHIBIT B

DESCRIPTION OF REAL PROPERTY

[see attached legal descriptions]

B-1

EXHIBIT C

DESCRIPTION OF LOAN

C-1

EXHIBIT D

SCHEDULE OF EXISTING TITLE INSURANCE POLICY

D-1

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

E-1

EXHIBIT F

SCHEDULE OF LEASES

F-1

EXHIBIT G

SCHEDULE OF CONTRACTS

G-1

EXHIBIT H

RENT ROLL

H-1

EXHIBIT I

SCHEDULE OF LEASING COMMISSION AGREEMENTS

I-1

EXHIBIT J

PERCENTAGE RENT AND CAM

J-1

EXHIBIT E

TAX UNDERTAKINGS

1.	REIT Covenants. The General Partner will use commercially reasonable efforts to ensure that each subsidiary of the Partnership intended to qualify as a REIT for United States federal income tax purposes will be organized in conformity with the requirements for qualification as a REIT under the Code. The General Partner commits to using commercially reasonable efforts to operate each such subsidiary in a manner that complies with the requirements for qualification as a REIT under the Code and avoids the imposition of tax under Code Section 857(b)(6) or (7). The General Partner agrees to use commercially reasonable efforts to cause any REIT in which the Partnership has an interest to issue consent dividends if and to the extent that the issuance of consent dividends is necessary for such REIT to avoid any liability for excise tax under Code Section 4981.

2.	UBTI. The General Partner will use commercially reasonable efforts to ensure that (a) the items of income allocated by the Partnership to the CBREI Investors will not constitute unrelated business taxable income within the meaning of Code Section 512 as a result of the activities of the Partnership or its subsidiaries, (b) none of the Partnership’s subsidiaries intended to qualify as a REIT will be a “pension held REIT” within the meaning of Code Section 856(h)(3)(D), and (c) the Partnership will manage its affairs such that none of the assets held directly by the Partnership (or indirectly through entities treated as partnerships or disregarded entities for U.S. federal income tax purposes, but excluding assets owned by subsidiary entities taxable as REITs) will constitute “debt financed property” within the meaning of Code Section 514 as a result of the activities of the Partnership or its subsidiaries.

3.	Domestically Controlled REIT. The General Partner will use commercially reasonable efforts to ensure that each subsidiary of the Partnership intended to qualify as a REIT qualifies as a “domestically controlled qualified investment entity” within the meaning of Code Section 897(h)(4)(B) for as long as a CBREI Investor is an investor in the Partnership. The General Partner will notify the Investor in the event that it has been determined by the General Partner that the REIT is no longer a “domestically controlled qualified investment entity.” It is agreed that the use of commercially reasonable efforts includes taking necessary steps to limit the number of foreign persons (as defined in Regulation section 1.897-9T(c)) that are admitted as shareholders of PECO-ARC REIT either directly or indirectly through fiscally transparent entities such as entities treated as partnerships, trusts, disregarded entities, regulated investment companies, or REITs for United States federal income tax purposes. The General Partner shall use commercially reasonable efforts to provide documentary evidence as may be required by any taxing authority to demonstrate the correctness of the foregoing representation at any time during each CBREI Investor’s holding period of its interest in the Partnership. The General Partner shall notify the CBREI Investors following its obtaining knowledge of any event or circumstance that may result in the foregoing representation being rendered incorrect as of any time during CBREI’s holding period of its interest.

E-1

4.	Use of Corporations. Without the prior approval of the CBREI Investors, the General Partner will not cause the Partnership or its subsidiaries to make an investment in an entity treated as a corporation for U.S. tax purposes, other than: (i) a corporation intended to qualify as a REIT or (ii) in the case of a subsidiary of a corporation intended to qualify as a REIT, (x) a qualified REIT subsidiary as defined in Code Section 856(i) or (y) a taxable REIT subsidiary as defined in Code Section 856(d).

5.	State Taxes. The General Partner will use commercially reasonable efforts to structure the investments of the Partnership so as to minimize the tax, informational or other filing requirements of the CBREI Investors in any state or locality of the United States.

6.	U.S. Trade or Business and Effectively Connected Income. The Partnership will use commercially reasonable efforts to ensure that it does not conduct activities (directly or indirectly) or make any investments that would cause the Partnership (or any of its direct subsidiaries that are treated as partnerships or disregarded entities for United States federal income tax purposes) or the CBREI Investors to be treated as engaged in a trade or business in the United States, or otherwise give rise to income treated as effectively connected with the conduct of a trade or business in the United States (other than as a result of the receipt of a capital gain distribution described in Code Section 897(h)(1) from a subsidiary of the Partnership intended to qualify as a REIT).

7.	U.S. Trade or Business. The General Partner intends to cause the Partnership to file its United States income tax returns on the basis that the Partnership is not engaged in a trade or business within the United States within the meaning of Code Section 864(b) except as otherwise required by law as reasonably determined by the General Partner.

8.	Structure of Venture. The Partnership is organized as a Delaware limited partnership, and will own its assets through a Delaware limited liability company which has elected to be treated as a REIT. The Partnership will make no investments (other than short-term investments under Section 7.8) other than via a subsidiary taxable as a REIT.

9.	Commercial Activity. The General Partner agrees to use commercially reasonable efforts to cause the Partnership not to engage in any activity that constitutes “commercial activity” within the meaning of Code Section 892(a)(2)(A). It is acknowledged that the receipt of a capital gain distribution described in Code Section 897(h)(1) from a subsidiary of a Partnership intended to qualify as a REIT would not cause the Partnership to be engaged in a commercial activity within the meaning of Code Section 892(a)(2)(A).

E-2